Exhibit (d)(1)
                         FORM OF ARTICLES SUPPLEMENTARY
                             CNA INCOME SHARES, INC.

                         Articles Supplementary
                    Auction Rate Cumulative Preferred Shares, Series T

     CNA Income Shares, Inc., a Maryland corporation having its principal Maryland office in the City of Baltimore in the State of Maryland (the "Corporation"), certifies to the State Department of Assessments and Taxation of Maryland that:

     FIRST: Under a power contained in Article FIFTH of the charter of the Corporation (the "Charter") the Board of Directors of the Corporation, and a duly authorized committee thereof, by duly adopted resolutions classified and designated 1,200 shares of Preferred Stock (as defined in the Charter) as shares of Auction Rate Cumulative Preferred Shares, Series T, liquidation preference $25,000 per share (the "Preferred Shares"), with the following preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications, and terms and conditions of redemption, which, upon any restatement of the Charter, shall become part of Article FIFTH of the Charter, with any necessary or appropriate renumbering or relettering of the sections or subsections hereof.

               AUCTION RATE CUMULATIVE PREFERRED SHARES, SERIES T

     ________ shares of the preferred stock, par value $0.01 per share, liquidation preference $25,000 per share, are hereby classified, and designated Auction Rate Cumulative Preferred Shares, Series T ("Preferred Shares"). Each share of the Preferred Shares shall have an Applicable Rate for its initial Dividend Period equal to ____% per annum and an initial Dividend Payment Date of __________, 2001; and each share of the Preferred Shares shall have such other preferences, rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption, in addition to those required by applicable law as are set forth in Part I and
Part II hereof. Subject to the provisions of Section 11(b) of Part I hereof, the Board of Directors of the Corporation may, in the future, reclassify additional shares of the Corporation's stock as Preferred Shares, with the same preferences, rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption and other terms herein described, except that the Applicable Rate for its initial Dividend Period, its initial Dividend Payment Date and any other changes in the terms herein set forth shall be as set forth in the Articles Supplementary reclassifying such shares as Preferred Shares.

     As used in Part I and Part II of these Articles Supplementary, capitalized terms shall have the meanings provided in Section 17 of Part I and Section 1 of
Part II of these Articles Supplementary.

                         PART 1: PREFERRED SHARE TERMS

     1. Number of Shares; Ranking.

     (a) The initial number of authorized shares constituting the Preferred Shares is _________ shares. No fractional Preferred Shares shall be issued.

     (b) Any Preferred Shares which at any time have been redeemed or purchased by the Corporation shall, after such redemption or purchase, have the status of authorized but unissued shares of preferred stock.

     (c) The Preferred Shares shall rank on a parity with shares of any other class or series of preferred stock of the Corporation as to the payment of dividends to which such shares are entitled and the distribution of assets upon dissolution, liquidation or winding up of the affairs of the Corporation.

     (d) No Holder of Preferred Shares shall have, solely by reason of being such a holder, any preemptive or other right to acquire, purchase or subscribe for any Preferred Shares, shares of Common Stock of the Corporation or other securities of the Corporation which it may hereafter issue or sell.

     2. DIVIDENDS.

     (a) The Holders of Preferred Shares shall be entitled to receive, when, as and if declared by the Board of Directors, out of funds legally available therefor, cumulative cash dividends on their shares at the Applicable Rate, determined as set forth in paragraph (c) of this Section 2, and no more, payable on the respective dates determined as set forth in paragraph (b) of this Section
2. Dividends on the Outstanding Preferred Shares issued on the Date of Original Issue shall accumulate from the Date of Original Issue.

     (b) (i) Dividends shall be payable when, as and if authorized and declared by the Board of Directors following the initial Dividend Payment Date, subject to subparagraph (b)(ii) of this Section 2, on the Preferred Shares, as follows:

               (A) with respect to any Dividend Period of one year or less, on the Business Day following the last day of such Dividend Period; provided, however, if the Dividend Period is more than 91 days then on the 91st, 181st and 271st days within such period, if applicable, and on the Business Day following the last day of such Dividend Period; and

               (B) with respect to any Dividend Period of more than one year, on a quarterly basis on each January 1, April 1, July 1 and October 1 within such Dividend Period and on the Business Day following the last day of such Dividend Period.

          (ii) If a day for payment of dividends resulting from the application of subparagraph (b)(i) above is not a Business Day, then the Dividend Payment Date shall be the first Business Day following such day for payment of dividends.

          (iii) The Corporation shall pay to the Paying Agent not later than 12:00 noon, New York City time, on each Dividend Payment Date for the Preferred Shares, an aggregate amount of immediately available funds equal to the dividends to be paid to all Holders of the Preferred Shares on such Dividend Payment Date. The Corporation shall not be required to establish any reserves for the payment of dividends.

          (iv) All moneys paid to the Paying Agent for the payment of dividends shall be held in trust for the payment of such dividends by the Paying Agent for the benefit of the Holders specified in subparagraph (b)(v) of this Section 2. Any moneys paid to the Paying Agent in accordance with the foregoing but not applied by the Paying Agent to the payment of dividends, including interest earned on such moneys, will, to the extent permitted by law, be repaid to the Corporation at the end of 90 days from the date on which such moneys were to have been so applied.

          (v) Each dividend on the Preferred Shares shall be paid on the Dividend Payment Date therefor to the Holders of the Preferred Shares as their names appear on the stock ledger or stock records of the Corporation on the Business Day next preceding such Dividend Payment Date, PROVIDED, HOWEVER, if dividends are in arrears, they may be declared and paid at any time to Holders as their names appear on the stock ledger or stock records of the Corporation on such date not exceeding 15 days preceding the payment date thereof, as may be fixed by the Board of Directors. No interest will be payable in respect of any dividend payment or payments which may be in arrears.

     (c) (i) The dividend rate on Outstanding Preferred Shares during the period from and after the Date of Original Issue to and including the last day of the initial Dividend Period therefor shall be equal to the rate per annum set forth under "Designation" above. For each subsequent Dividend Period, the dividend rate shall be equal to the rate per annum that results from an Auction; PROVIDED, HOWEVER, that if an Auction for any subsequent Dividend Period of Preferred Shares is not held for any reason or if Sufficient Clearing Orders have not been made in an Auction (other than as a result of all Preferred Shares being the subject of Submitted Hold Orders), then the dividend rate on Preferred Shares for any such Dividend Period shall be the Maximum Rate (except (i) during a Default Period when the dividend rate shall be the Default Rate, as set forth in Section 2(c)(ii) below) or (ii) after a Default Period and prior to the beginning of the next Dividend Period when the dividend rate shall be the Maximum Rate at the close of business on the last day of such Default Period). The rate per annum at which dividends are payable on Preferred Shares as determined pursuant to this Section 2(c)(i) shall be the "Applicable Rate."

          (ii) Subject to the cure provisions in Section 2(c)(iii) below, a "Default Period" will commence on any date the Corporation fails to deposit irrevocably in trust in same-day funds, with the Paying Agent by 12:00 noon, New York City time, (A) the full amount of any declared dividend on the Preferred Shares payable on the Dividend Payment Date (a "Dividend Default") or (B) the full amount of any redemption price (the "Redemption Price") payable on the date fixed for redemption (the "Redemption Date") (a "Redemption Default," and together with a Dividend Default, hereinafter referred to as "Default").

          Subject to the cure provisions of Section 2(c)(iii) below, a Default Period with respect to a Dividend Default or a Redemption Default shall end on the Business Day on which, by 12:00 noon, New York City time, all unpaid dividends and any unpaid Redemption Price shall have been deposited irrevocably in trust in same-day funds with the Paying Agent. In the case of a Dividend Default, the Applicable Rate for each Dividend Period commencing during a Default Period will be equal to the Default Rate, and each subsequent Dividend Period commencing after the beginning of a Default Period shall be a Standard Dividend Period; provided, however, that the commencement of a Default Period will not by itself cause the commencement of a new Dividend Period. No Auction shall be held during a Default Period.

          (iii) No Default Period with respect to a Dividend Default or Redemption Default shall be deemed to commence if the amount of any dividend or any Redemption Price due (if such default is not solely due to the willful failure of the Corporation) is deposited irrevocably in trust, in same-day funds with the Paying Agent by 12:00 noon, New York City time within three Business Days after the applicable Dividend Payment Date or Redemption Date, together with an amount equal to the Default Rate applied to the amount of such non-payment based on the actual number of days comprising such period divided by
360. The Default Rate shall be equal to the Reference Rate multiplied by three
(3).

          (iv) The amount of dividends per share payable (if declared) on each Dividend Payment Date of each Dividend Period of less than one (1) year (or in respect of dividends on another date in connection with a redemption during such Dividend Period) shall be computed by multiplying the Applicable Rate (or the Default Rate) for such Dividend Period (or a portion thereof) by a fraction, the numerator of which will be the number of days in such Dividend Period (or portion thereof) that such share was Outstanding and for which the Applicable Rate or the Default Rate was applicable and the denominator of which will be 360, multiplying the amount so obtained by $25,000, and rounding the amount so obtained to the nearest cent. During any Dividend Period of one (1) year or more, the amount of dividends per share payable on any Dividend Payment Date (or in respect of dividends on another date in connection with a redemption during such Dividend Period) shall be computed as described in the preceding sentence, except that it will be determined on the basis of a year consisting of twelve 30-day months.

     (d) Any dividend payment made on the Preferred Shares shall first be credited against the earliest accumulated but unpaid dividends due with respect to the Preferred Shares.

     (e) For so long as the Preferred Shares are Outstanding, except as otherwise contemplated by Part I hereof, the Corporation will not declare, pay or set apart for payment any dividend or other distribution (other than a dividend or distribution paid in shares of, or options, warrants or rights to subscribe for or purchase, Common Stock or other shares, ranking junior to the Preferred Shares as to dividends or upon liquidation) with respect to Common Stock or any other shares of the Corporation ranking junior to the Preferred Shares as to dividends or upon liquidation, or call for redemption, redeem, purchase or otherwise acquire for consideration any Common Stock or other shares ranking junior to the Preferred Shares (except by conversion into or exchange for shares of the Corporation ranking junior to the Preferred Shares as to dividends and upon liquidation), unless (i) immediately after such transaction, the Corporation would have Eligible Assets with an aggregate Discounted Value at least equal to the Preferred Shares Basic Maintenance Amount and the 1940 Act Preferred Shares Asset Coverage would be achieved, (ii) all cumulative and unpaid dividends due on or prior to the date of the transaction have been declared and paid in full with respect to the Corporation's preferred stock, including the Preferred Shares, and (iii) the Corporation has redeemed the full number of shares of preferred stock required to be redeemed by any mandatory provision for redemption, including Preferred Shares, required to be redeemed by any provision for mandatory redemption contained in Section 3(a)(ii) of Part I of these terms of Preferred Shares.

     (f) For so long as the Preferred Shares are Outstanding, except as set forth in the next sentence, the Corporation will not declare, pay or set apart for payment on any series of stock of the Corporation ranking, as to the payment of dividends, on a parity with the Preferred Shares for any period unless full cumulative dividends have been or contemporaneously are declared and paid on the Preferred Shares through their most recent Dividend Payment Date. When dividends are not paid in full upon the Preferred Shares through their most recent Dividend Payment Date or upon any other series of shares ranking on a parity as to the payment of dividends with Preferred Shares through their most recent respective Dividend Payment Dates, all dividends declared upon the Preferred Shares and any other such series of shares ranking on a parity as to the payment of dividends with Preferred Shares shall be declared pro rata so that the amount of dividends declared per share on the Preferred Shares and such other series of preferred shares shall in all cases bear to each other the same ratio that accumulated dividends per share on the Preferred Shares and such other series of preferred shares bear to each other.

     3. REDEMPTION.

     (a) (i) After the initial Dividend Period, subject to the provisions of this Section 3 and to the extent permitted under the 1940 Act and Maryland law, the Corporation may, at its option, redeem in whole or in part out of funds legally available therefor the Preferred Shares herein designated as (A) having a Dividend Period of one year or less, on the Business Day after the last day of such Dividend Period by delivering a notice of redemption not less than 15 calendar days and not more than 40 calendar days prior to the Redemption Date, at a redemption price per share equal to $25,000, plus an amount equal to accumulated but unpaid dividends thereon (whether or not earned or declared) to the Redemption Date ("Redemption Price"), or (B) having a Dividend Period of more than one year, on any Business Day prior to the end of the relevant Dividend Period by delivering a notice of redemption not less than 15 calendar days and not more than 40 calendar days prior to the Redemption Date, at the Redemption Price, plus a redemption premium, if any, determined by the Board of Directors after consultation with the Broker-Dealers and set forth in any applicable Specific Redemption Provisions at the time of the designation of such Dividend Period as set forth in Section 4 of Part I hereof; PROVIDED, HOWEVER, that during a Dividend Period of more than one year no shares of the Preferred Shares will be subject to optional redemption except in accordance with any Specific Redemption Provisions approved by the Board of Directors after consultation with the Broker-Dealers at the time of the designation of such Dividend Period. Notwithstanding the foregoing, the Corporation shall not give a notice of or effect any redemption pursuant to this Section 3(a)(i) unless, on the date on which the Corporation gives such notice and on the Redemption Date
(a) the Corporation has available Deposit Securities with maturity or tender dates not later than the day preceding the applicable Redemption Date and having a value not less than the amount (including any applicable premium) due to Holders of the Preferred Shares by reason of the redemption of the Preferred Shares on the Redemption Date and (b) the Corporation would have Eligible Assets with an aggregate Discounted Value at least equal the Preferred Shares Basic Maintenance Amount immediately subsequent to such redemption, if such redemption were to occur on such date, it being understood that the provisions of paragraph
(d) of this Section 3 shall be applicable in such circumstances in the event the Corporation makes the deposit and takes the other action required thereby.

          (ii) If the Corporation fails as of any Valuation Date to meet the Preferred Shares Basic Maintenance Amount Test or, as of the last Business Day of any month, the 1940 Act Preferred Shares Asset Coverage, and such failure is not cured within five Business Days following the relevant Valuation Date in the case of a failure to meet the Preferred Shares Basic Maintenance Amount Test or the last Business Day of the following month in the case of a failure to meet the 1940 Act Preferred Shares Asset Coverage (each an "Asset Coverage Cure Date"), the Preferred Shares will be subject to mandatory redemption out of funds legally available therefor. The number of Preferred Shares to be redeemed in such circumstances will be equal to the lesser of (A) the minimum number of Preferred Shares the redemption of which, if deemed to have occurred immediately prior to the opening of business on the relevant Asset Coverage Cure Date, would result in the Corporation meeting the Preferred Shares Basic Maintenance Amount Test, and the 1940 Act Preferred Shares Asset Coverage, as the case may be, in either case as of the relevant Asset Coverage Cure Date (provided that, if there is no such minimum number of shares the redemption of which would have such result, all Preferred Shares then Outstanding will be redeemed), and (B) the maximum number of Preferred Shares that can be redeemed out of funds expected to be available therefor on the Mandatory Redemption Date at the Mandatory Redemption Price set forth in subparagraph (a)(iv) of this Section 3.

     (iii) In determining the Preferred Shares required to be redeemed in accordance with the foregoing Section 3(a)(ii), the Corporation shall allocate the number of shares required to be redeemed to satisfy the Preferred Shares Basic Maintenance Amount Test or the 1940 Act Preferred Shares Asset Coverage, as the case may be, pro rata among the Holders of the Preferred Shares in proportion to the number of shares they hold and shares of other preferred stock subject to mandatory redemption provisions similar to those contained in this
Section 3, subject to the further provisions of this subparagraph (iv). The Corporation shall effect any required mandatory redemption pursuant to: (A) the Preferred Shares Basic Maintenance Amount Test, as described in subparagraph
(a)(ii) of this Section 3, no later than 30 days after the Corporation last met the Preferred Shares Basic Maintenance Amount Test, or (B) the 1940 Act Preferred Shares Asset Coverage, as described in subparagraph (a)(ii) of this
Section 3, no later than 30 days after the Asset Coverage Cure Date (the "Mandatory Redemption Date"), except that if the Corporation does not have funds legally available for the redemption of, or is not otherwise legally permitted to redeem, the number of Preferred Shares which would be required to be redeemed by the Corporation under clause (A) of subparagraph (a)(ii) of this Section 3 if sufficient funds were available, together with shares of other preferred stock which are subject to mandatory redemption under provisions similar to those contained in this Section 3, or the Corporation otherwise is unable to effect such redemption on or prior to such Mandatory Redemption Date, the Corporation shall redeem those Preferred Shares, and shares of other preferred stock which it was unable to redeem, on the earliest practicable date on which the Corporation will have such funds available, upon notice pursuant to Section 3(b) to record owners of shares of the Preferred Shares to be redeemed and the Paying Agent. The Corporation will deposit with the Paying Agent funds sufficient to redeem the specified number of Preferred Shares with respect to a redemption required under subparagraph (a)(ii) or subparagraph (a)(iii) of this Section 3, by 1:00 p.m., New York City time, of the Business Day immediately preceding the Mandatory Redemption Date. If fewer than all of the Outstanding Preferred Shares are to be redeemed pursuant to this Section 3(a)(iii), the number of shares to be redeemed shall be redeemed pro rata from the Holders of such shares in proportion to the number of the Preferred Shares held by such Holders, by lot or by such other method as the Corporation shall deem fair and equitable, subject, however, to the terms of any applicable Specific Redemption Provisions. "Mandatory Redemption Price" means the Redemption Price plus (in the case of a Dividend Period of one year or more only) a redemption premium, if any, determined by the Board of Directors after consultation with the Broker-Dealers and set forth in any applicable Specific Redemption Provisions.

     (b) In the event of a redemption pursuant to the foregoing Section 3(a), the Corporation will file a notice of its intention to redeem with the Securities and Exchange Commission so as to provide at least the minimum notice required under Rule 23c-2 under the 1940 Act or any successor provision. In addition, the Corporation shall deliver a notice of redemption to the Auction Agent (the "Notice of Redemption") containing the information set forth below
(i) in the case of an optional redemption pursuant to Section 3(a)(i) above, one Business Day prior to the giving of notice to the Holders, (ii) in the case of a mandatory redemption pursuant to Section 3(a)(ii) above, on or prior to the 10th day preceding the Mandatory Redemption Date. The Auction Agent will use its reasonable efforts to provide telephonic notice to each Holder of the Preferred Shares called for redemption not later than the close of business on the Business Day immediately following the day on which the Auction Agent determines the shares to be redeemed (or, during a Default Period with respect to such shares, not later than the close of business on the Business Day immediately following the day on which the Auction Agent receives Notice of Redemption from the Corporation). The Auction Agent shall confirm such telephonic notice in writing not later than the close of business on the third Business Day preceding the date fixed for redemption by providing the Notice of Redemption to each Holder of shares called for redemption, the Paying Agent (if different from the Auction Agent) and the Securities Depository. Notice of Redemption will be addressed to the registered owners of the Preferred Shares at their addresses appearing on the share records of the Corporation. Such Notice of Redemption will set forth (i) the date fixed for redemption, (ii) the number and identity of the Preferred Shares to be redeemed, (iii) the redemption price (specifying the amount of accumulated dividends to be included therein), (iv) that dividends on the shares to be redeemed will cease to accumulate on such date fixed for redemption, and (v) the provision under which redemption shall be made. No defect in the Notice of Redemption or in the transmittal or mailing thereof will affect the validity of the redemption proceedings, except as required by applicable law. If fewer than all shares held by any Holder are to be redeemed, the Notice of Redemption mailed to such Holder shall also specify the number of shares to be redeemed from such Holder.

     (c) Notwithstanding the provisions of paragraph (a) of this Section 3, no shares of preferred stock, including the Preferred Shares, may be redeemed at the option of the Corporation unless all dividends in arrears on the Outstanding Preferred Shares and any other shares of preferred stock have been or are being contemporaneously paid or set aside for payment; PROVIDED, HOWEVER, that the foregoing shall not prevent the purchase or acquisition of Outstanding Preferred Shares pursuant to the successful completion of an otherwise lawful purchase or exchange offer made on the same terms to Holders of all Outstanding Preferred Shares.

     (d) Upon the deposit of funds sufficient to redeem Preferred Shares with the Paying Agent and the giving of the Notice of Redemption to the Auction Agent under paragraph (b) of this Section 3, dividends on such shares shall cease to accumulate and such shares shall no longer be deemed to be Outstanding for any purpose (including, without limitation, for purposes of calculating whether the Corporation has met the Preferred Shares Basic Maintenance Amount Test or the 1940 Act Preferred Shares Asset Coverage), and all rights of the Holders of the shares so called for redemption shall cease and terminate, except the right of such Holder to receive the redemption price specified herein, but without any interest or other additional amount. Such redemption price shall be paid by the Paying Agent to the nominee of the Securities Depository. The Corporation shall be entitled to receive from the Paying Agent, promptly after the date fixed for redemption, any cash deposited with the Paying Agent in excess of (i) the aggregate redemption price of the Preferred Shares called for redemption on such date and (ii) such other amounts, if any, to which Holders of the Preferred Shares called for redemption may be entitled. Any funds so deposited that are unclaimed at the end of two years from such redemption date shall, to the extent permitted by law, be paid to the Corporation, after which time the Holders of shares of the Preferred Shares so called for redemption may look only to the Corporation for payment of the redemption price and all other amounts, if any, to which they may be entitled; PROVIDED, HOWEVER, that the Paying Agent shall notify all Holders whose funds are unclaimed by placing a notice in THE WALL STREET JOURNAL concerning the availability of such funds for three consecutive weeks. The Corporation shall be entitled to receive, from time to time after the date fixed for redemption, any interest earned on the funds so deposited.

     (e) To the extent that any redemption for which Notice of Redemption has been given is not made by reason of the absence of legally available funds therefor, or is otherwise prohibited, such redemption shall be made as soon as practicable to the extent such funds become legally available or such redemption is no longer otherwise prohibited. Failure to redeem the Preferred Shares shall be deemed to exist at any time after the date specified for redemption in a Notice of Redemption when the Corporation shall have failed, for any reason whatsoever, to deposit in trust with the Paying Agent the redemption price with respect to any shares for which such Notice of Redemption has been given. Notwithstanding the fact that the Corporation may not have redeemed the Preferred Shares for which a Notice of Redemption has been given, dividends may be declared and paid on the Preferred Shares and shall include those Preferred Shares for which Notice of Redemption has been given but for which deposit of funds has not been made.

     (f) All moneys paid to the Paying Agent for payment of the redemption price of the Preferred Shares called for redemption shall be held in trust by the Paying Agent for the benefit of holders of shares so to be redeemed.

     (g) So long as any Preferred Shares are held of record by the nominee of the Securities Depository, the redemption price for such shares will be paid on the date fixed for redemption to the nominee of the Securities Depository for distribution to Agent Members for distribution to the persons for whom they are acting as agent.

     (h) Except for the provisions described above, nothing contained herein should limit any right of the Corporation to purchase or otherwise acquire any Preferred Shares outside of an Auction at any price, whether higher or lower than the price that would be paid in connection with an optional or mandatory redemption, so long as, at the time of any such purchase, there is no arrearage in the payment of dividends on, or the mandatory or optional redemption price with respect to, any Preferred Shares for which Notice of Redemption has been given and the Corporation meets the 1940 Act Preferred Shares Asset Coverage and the Preferred Shares Basic Maintenance Amount Test after giving effect to such purchase or acquisition on the date thereof. Any shares which are purchased, redeemed or otherwise acquired by the Corporation shall have no voting rights. If fewer than all the Outstanding Preferred Shares are redeemed or otherwise acquired by the Corporation, the Corporation shall give notice of such transaction to the Auction Agent, in accordance with the procedures agreed upon by the Board of Directors.

     (i) In the case of any redemption pursuant to this Section 3, only whole shares of the Preferred Shares shall be redeemed, and in the event that any provision of the Charter would require redemption of a fractional share, the Auction Agent shall be authorized to round up so that only whole shares are redeemed.

     (j) Notwithstanding anything herein to the contrary, including, without limitation, Sections 2(e) and 11 of Part I of these terms of Preferred Shares, the Board of Directors may authorize, create or issue other series of preferred shares, including other series of Preferred Shares, series of stock ranking on a parity with the Preferred Shares with respect to the payment of dividends or the distribution of assets upon dissolution, liquidation or winding up of the affairs of the Corporation, to the extent permitted by the 1940 Act if upon issuance, the net proceeds from the sale of such stock (or such portion thereof needed to redeem or repurchase the Outstanding Preferred Shares) are deposited with the Auction Agent in accordance with Section 3(d) of Part I of these terms of Preferred Shares, Notice of Redemption as contemplated by Section 3(b) of
Part I of these terms of Preferred Shares has been delivered prior thereto or is sent promptly thereafter, and such proceeds are used to redeem all Outstanding Preferred Shares or if upon the issuance of any such class or series, the Corporation would meet the 1940 Act Preferred Shares Asset Coverage, the Preferred Shares Basic Maintenance Amount Test and the requirements of Section 11(b) of Part I of these terms of Preferred Shares.

     (k) Notwithstanding anything herein to the contrary, redemptions of Preferred Shares pursuant to this Section 3 shall comply with the terms and covenants of the any credit facility entered into by the Corporation and no such redemptions shall be permitted to the extent they will cause an event of default under such facility.

     4. DESIGNATION OF DIVIDEND PERIOD.

     (a) The initial Dividend Period for the Preferred Shares is as set forth under "Designation" above. The Corporation will designate the duration of subsequent Dividend Periods of the Preferred Shares; provided, however, that no such designation is necessary for a Standard Dividend Period and, provided further, that any designation of a Special Dividend Period shall be effective only if (i) notice thereof shall have been given as provided herein, (ii) any failure to pay in a timely manner to the Auction Agent the full amount of any dividend on, or the redemption price of, the Preferred Shares shall have been cured as provided above, (iii) Sufficient Clearing Orders shall have existed in an Auction held on the Auction Date immediately preceding the first day of such proposed Special Dividend Period, (iv) if the Corporation shall have mailed a Notice of Redemption with respect to any shares, the redemption price with respect to such shares shall have been deposited with the Paying Agent, and (v) in the case of the designation of a Special Dividend Period, the Corporation has confirmed that as of the Auction Date next preceding the first day of such Special Dividend Period, it has Eligible Assets with an aggregate Discounted Value at least equal to the Preferred Shares Basic Maintenance Amount, and the Corporation has consulted with the Broker-Dealers and has provided notice of such designation and a Preferred Shares Basic Maintenance Certificate to each Rating Agency.

     (b) If the Corporation proposes to designate any Special Dividend Period, not fewer than 7 Business Days (or two Business Days in the event the duration of the Dividend Period prior to such Special Dividend Period is fewer than 8 days) nor more than 30 Business Days prior to the first day of such Special Dividend Period, notice shall be (i) made by press release and (ii) communicated by the Corporation by telephonic or other means to the Auction Agent and confirmed in writing promptly thereafter. Each such notice shall state (A) that the Corporation proposes to exercise its option to designate a succeeding Special Dividend Period, specifying the first and last days thereof and (B) that the Corporation will by 3:00 p.m., New York City time, on the second Business Day next preceding the first day of such Special Dividend Period, notify the Auction Agent, who will promptly notify the Broker-Dealers, of either (x) its determination, subject to certain conditions, to proceed with such Special Dividend Period, subject to the terms of any Specific Redemption Provisions, or
(y) its determination not to proceed with such Special Dividend Period, in which latter event the succeeding Dividend Period shall be a Standard Dividend Period. No later than 3:00 p.m., New York City time, on the second Business Day next preceding the first day of any proposed Special Dividend Period, the Corporation shall deliver to the Auction Agent, who will promptly deliver to the Broker-Dealers and Existing Holders, either:

          (i) a notice stating (A) that the Corporation has determined to designate the next succeeding Dividend Period as an Special Dividend Period, specifying the first and last days thereof and (B) the terms of any Specific Redemption Provisions; or

          (ii) a notice stating that the Corporation has determined not to exercise its option to designate a Special Dividend Period.

          If the Corporation fails to deliver either such notice with respect to any designation of any proposed Special Dividend Period to the Auction Agent or is unable to make the confirmation provided in clause (v) of Paragraph (a) of this Section 4 by 3:00 p.m., New York City time, on the second Business Day next preceding the first day of such proposed Special Dividend Period, the Corporation shall be deemed to have delivered a notice to the Auction Agent with respect to such Dividend Period to the effect set forth in clause (ii) above, thereby resulting in a Standard Dividend Period.

     5. RESTRICTIONS ON TRANSFER. The Preferred Shares may be transferred only
(a) pursuant to an order placed in an Auction, (b) to or through a Broker-Dealer or (c) to the Corporation or any Affiliate. Notwithstanding the foregoing, a transfer other than pursuant to an Auction will not be effective unless the selling Existing Holder or the Agent Member of such Existing Holder, in the case of an Existing Holder whose shares are listed in its own name on the books of the Auction Agent, or the Broker-Dealer or Agent Member of such Broker-Dealer, in the case of a transfer between persons holding shares of the Preferred Shares through different Broker-Dealers, advises the Auction Agent of such transfer. The certificates representing the shares of the Preferred Shares issued to the Securities Depository will bear legends with respect to the restrictions described above and stop-transfer instructions will be issued to the Transfer Agent and/or Registrar.

     6. VOTING RIGHTS.

     (a) Except as otherwise provided in the Charter or as otherwise required by applicable law, (i) each Holder Preferred Shares shall be entitled to one vote for each share of the Preferred Shares held on each matter on which the Holders of the Preferred Shares are entitled to vote, and (ii) the Holders of the Outstanding Preferred Shares and shares of Common Stock shall vote together as a single class on all matters submitted to the stockholders; provided, however, that, with respect to the election of directors, (x) the Holders of the Outstanding Preferred Shares, represented in person or by proxy at a meeting for the election of directors, shall be entitled, as a class, to the exclusion of the holders of the Common Stock, to elect by a majority of votes cast by such Holders two directors of the Corporation, each share of the Preferred Shares entitling the Holder thereof to one vote, and (y) the holders of the outstanding shares of Common Stock, represented in person or by proxy at said meeting, shall be entitled, as a class, to the exclusion of the Holders of the Preferred Shares, to elect by a majority of votes cast by such holders two directors of the Corporation, each share of Common Stock entitling the holder thereof to one vote; The identities of the nominees for the relevant directorships may be fixed by the Board of Directors. Subject to paragraph (b) of this Section 6, the holders of a majority of Outstanding shares of Common Stock and Preferred Shares, voting together as a single class, shall be entitled to elect the balance of the directors.

     (b) If at any time dividends on the Preferred Shares shall be unpaid in an amount equal to two full years' dividends on the Preferred Shares (a "Voting Period"), the number of directors constituting the Board of Directors shall automatically increase by the smallest number of additional directors that, when added to the number of directors then constituting the Board of Directors, shall (together with the two directors elected by the holders of Preferred Shares pursuant to paragraph (a)(x) of this Section 6) constitute a majority of such increased number, and the holders of Preferred Shares shall be entitled, voting as a single class on a one-vote-per-share basis (to the exclusion of the holders of all other securities and classes of capital stock of the Corporation), to elect the smallest number of such additional directors of the Corporation that shall constitute a majority of the total number of directors of the Corporation so increased.

     (c) The Voting Period and the voting rights so created upon the occurrence of the conditions set forth in paragraph (b) of this Section 6 shall continue unless and until all dividends in arrears on the Preferred Shares shall have been paid or declared and sufficient Deposit Securities set apart for the payment of such dividends. Upon the termination of a Voting Period, the voting rights described in paragraph (b) of this Section 6 shall cease, subject always, however, to the revesting of such voting rights in the holders of Preferred Shares upon the further occurrence of any of the events described in paragraph
(b) of this Section 6.

     (d) As soon as practicable after the accrual of any right of the holders of shares of preferred stock, including the Preferred Shares, to elect additional directors as described in paragraph (b) of this Section 6, the Corporation shall notify the Auction Agent, and the Auction Agent shall call a special meeting of such holders, by mailing a notice of such special meeting to such holders, such meeting to be held not less than 10 nor more than 90 days after the date of mailing of such notice. If the Corporation fails to send such notice to the Auction Agent or if the Auction Agent does not call such a special meeting, it may be called by any such holder on like notice. The record date for determining the holders entitled to notice of and to vote at such special meeting shall be the close of business on the fifth Business Day preceding the day on which such notice is mailed. At any such special meeting and at each meeting of holders of preferred shares, including the Preferred Shares, held during a Voting Period at which directors are to be elected, such holders, voting together as a class (to the exclusion of the holders of all other securities and classes of capital stock of the Corporation), shall be entitled to elect the number of directors prescribed in paragraph (b) of this Section 6 on a one-vote-per-share basis. At any such meeting or adjournment thereof in the absence of a quorum, a majority of the holders of the shares of Preferred Shares present in person or by proxy shall have the power to adjourn the meeting without notice, other than an announcement at the meeting, until a quorum is present.

     (e) For purposes of determining any rights of the holders of shares of preferred stock, including the Preferred Shares, to vote on any matter, whether such right is created by terms of the Preferred Shares, by statute or otherwise, if redemption of some or all of the preferred shares, including the Preferred Shares, is required, no holder of preferred shares, including the Preferred Shares, shall be entitled to vote and no share of preferred shares, including the Preferred Shares, shall be deemed to be "outstanding" for the purpose of voting or determining the number of shares required to constitute a quorum, if prior to or concurrently with the time of determination, sufficient Deposit Securities for the redemption of such shares have been deposited in the case of Preferred Shares in trust with the Paying Agent for that purpose and the requisite Notice of Redemption with respect to such shares shall have been given as provided in Section 3(b) of Part I hereof and in the case of other of shares of preferred stock the Corporation has otherwise met the conditions for redemption applicable to such shares.

     (f) The terms of office of all persons who are directors of the Corporation at the time of a special meeting of Holders of the Preferred Shares and holders of other preferred shares to elect directors pursuant to paragraph (b) of this
Section 6 shall continue, notwithstanding the election at such meeting by the holders of the number of directors that they are entitled to elect.

     (g) Simultaneously with the termination of a Voting Period, the terms of office of the additional directors elected by the Holders of the Preferred Shares and holders of other preferred shares pursuant to paragraph (b) of this
Section 6 shall terminate and the number of directors constituting the Board of Directors shall automatically decrease accordingly, the remaining directors shall constitute the directors of the Corporation and the voting rights of such holders to elect additional directors pursuant to paragraph (b) of this Section 6 shall cease, subject to the provisions of the last sentence of paragraph (b) of this Section 6.

     (h) Unless otherwise required by law or in the Corporation's Charter, the Holders of Preferred Shares shall not have any relative rights or preferences or other special rights other than those specifically set forth herein. In the event that the Corporation fails to pay any dividends on the Preferred Shares of the Corporation or fails to redeem any Preferred Shares which it is required to redeem, or any other event occurs which requires the mandatory redemption of Preferred Shares and the required Notice of Redemption has not been given, other than the rights set forth in paragraph (a) of Section 3 of Part I of these hereof, the exclusive remedy of the Holders of Preferred Shares shall be the right to vote for directors pursuant to the provisions of paragraph (b) of this
Section 6. In no event shall the Holders of Preferred Shares have any right to sue for, or bring a proceeding with respect to, such dividends or redemptions or damages for the failure to receive the same.

     (i) For so long as any shares of preferred stock, including the Preferred Shares, are outstanding, the Corporation will not, without the affirmative vote of the holders of a majority of the Preferred Shares outstanding, (i) institute any proceedings to be adjudicated bankrupt or insolvent, or consent to the institution of bankruptcy or insolvency proceedings against it, or file a petition seeking or consenting to reorganization or relief under any applicable federal or state law relating to bankruptcy or insolvency, or consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of the Corporation or a substantial part of its property, or make any assignment for the benefit of creditors, or, except as may be required by applicable law, admit in writing its inability to pay its debts generally as they become due or take any corporate action in furtherance of any such action; for so long as the Corporation is solvent and does not foresee becoming insolvent; (ii) create, incur or suffer to exist, or agree to create, incur or suffer to exist, or consent to cause or permit in the future (upon the happening of a contingency or otherwise) the creation, incurrence or existence of any material lien, mortgage, pledge, charge, security interest, security agreement, conditional sale or trust receipt or other material encumbrance of any kind upon any of the Corporation's assets as a whole, except (A) liens the validity of which are being contested in good faith by appropriate proceedings, (B) liens for taxes that are not then due and payable or that can be paid thereafter without penalty, (C) liens, pledges, charges, security interests, security agreements or other encumbrances arising in connection with any indebtedness senior to the Preferred Shares, (D) liens, pledges, charges, security interests, security agreements or other encumbrances arising in connection with any indebtedness permitted under clause (iii) below and (E) liens to secure payment for services rendered including, without limitation, services rendered by the Corporation's Paying Agent and the Auction Agent; or (iii) create, authorize, issue, incur or suffer to exist any indebtedness for borrowed money or any direct or indirect guarantee of such indebtedness for borrowed money or any direct or indirect guarantee of such indebtedness, except the Corporation may borrow as may be permitted by the Corporation's investment restrictions; provided, however, that transfers of assets by the Corporation subject to an obligation to repurchase shall not be deemed to be indebtedness for purposes of this provision to the extent that after any such transaction the Corporation has Eligible Assets with an aggregate Discounted Value at least equal to the Preferred Shares Basic Maintenance Amount as of the immediately preceding Valuation Date.

     (j) The affirmative vote of the holders of a majority of the outstanding shares of preferred stock, including the Preferred Shares, voting as a separate class, shall be required to approve any plan of reorganization (as such term is used in the 1940 Act) adversely affecting such shares or any action requiring a vote of security holders of the Corporation under Section 13(a) of the 1940 Act. In the event a vote of holders of preferred shares is required pursuant to the provisions of Section 13(a) of the 1940 Act, the Corporation shall, not later than ten Business Days prior to the date on which such vote is to be taken, notify each Rating Agency that such vote is to be taken and the nature of the action with respect to which such vote is to be taken and shall, not later than ten Business Days after the date on which such vote is taken, notify each Rating Agency of the results of such vote. The class vote of holders of shares of preferred stock, including the Preferred Shares, described above will in each case be in addition to a separate vote of the requisite percentage of shares of Common Stock and shares of preferred stock, including the Preferred Shares, voting together as a single class necessary to authorize the action in question.

     (k) The affirmative vote of the holders of a majority of the outstanding preferred shares of any series, voting separately from any other series, shall be required with respect to any matter that materially and adversely affects the rights, preferences, or powers of that series in a manner different from that of other series or classes of the Corporation's shares of capital stock. For purposes of the foregoing, no matter shall be deemed to adversely affect any right, preference or power unless such matter (i) alters or abolishes any preferential right of Preferred Shares; (ii) creates, alters or abolishes any right in respect of redemption of Preferred Shares; or (iii) creates or alters (other than to abolish) any restriction on transfer applicable to such series. The vote of holders of any series described in this Section 6(k) will in each case be in addition to a separate vote of the requisite percentage of Common Stock and/or preferred shares necessary to authorize the action in question.

     (l) Subject to compliance with applicable law, the Board of Directors may alter of Maximum Rate to increase the percentage amount by which the Reference Rate is multiplied to determine the Maximum Rate shown therein without the vote or consent of the holders of preferred shares, including the Preferred Shares, or any other shareholder of the Corporation, and without receiving any confirmation from any Rating Agency, after consultation with the Broker-Dealers, provided, that immediately following any such increase the Corporation would meet the Preferred Shares Basic Maintenance Amount Test.

     (m) Unless otherwise required by law, Holders of the Preferred Shares shall not have any relative rights or preferences or other special rights other than those specifically set forth herein. The Holders of the Preferred Shares shall have no rights to cumulative voting. In the event that the Corporation fails to pay any dividends on the Preferred Shares, the exclusive remedy of the Holders shall be the right to vote for directors pursuant to the provisions of this
Section 6.

     (n) The foregoing voting provisions will not apply with respect to any series if, at or prior to the time when a vote is required, such shares have been (i) redeemed or (ii) called for redemption and sufficient funds shall have been deposited in trust to effect such redemption.

     7. LIQUIDATION RIGHTS.

     (a) In the event of any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, the Holders of shares of preferred stock, including the Preferred Shares, shall be entitled to receive out of the assets of the Corporation available for distribution to shareholders, after claims of creditors but before distribution to shareholders, after claims of creditors but before any distribution or payment shall be made in respect of the Common Stock or any other shares of the Corporation ranking junior to the preferred shares, as to liquidation payments, a liquidation distribution in the amount of $25,000 per share (the "Liquidation Preference"), plus an amount equal to all unpaid dividends accrued to and including the date fixed for such distribution or payment (whether or not declared by the Corporation, but excluding interest thereon), but such Holders shall be entitled to no further participation in any distribution or payment in connection with any such liquidation, dissolution or winding up.

     (b) If, upon any such liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, the assets of the Corporation available for distribution among the holders of all outstanding preferred shares, including the Preferred Shares, shall be insufficient to permit the payment in full to such holders of the amounts to which they are entitled, then such available assets shall be distributed among the holders of preferred shares, including the Preferred Shares, ratably in any such distribution of assets according to the respective amounts which would be payable on all such shares if all amounts thereon were paid in full. Unless and until payment in full has been made to the holders of preferred shares, including the Preferred Shares, of the liquidation distributions to which they are entitled, no dividends or distributions will be made to holders of Common Stock or any stock of the Corporation ranking junior to the preferred shares as to liquidation.

     (c) Neither the consolidation nor merger of the Corporation with or into any other corporation or corporations, nor the sale, lease, exchange or transfer by the Corporation of all or substantially all of its property and assets, shall be deemed to be a liquidation, dissolution or winding up of the Corporation for purposes of this Section 7.

     (d) After the payment to Holders of Preferred Shares of the full preferential amounts provided for in this Section 7, the Holders of the Preferred Shares as such shall have no right or claim to any of the remaining assets of the Corporation.

     (e) In the event the assets of the Corporation or proceeds thereof available for distribution to the Holders of Preferred Shares, upon dissolution, liquidation or winding up of the affairs of the Corporation, whether voluntary or involuntary, shall be insufficient to pay in full all amounts to which such Holders are entitled pursuant to paragraph (a) of this Section 7, no such distribution shall be made on account of any shares of any other series of preferred stock unless proportionate distributive amounts shall be paid on account of the Preferred Shares, ratably, in proportion to the full distributable amounts to which holders of all preferred shares are entitled upon such dissolution, liquidation or winding up.

     (f) Subject to the rights of the holders of other preferred shares or after payment shall have been made in full to the Holders of Preferred Shares as provided in paragraph (a) of this Section 7, but not prior thereto, any other series or class of shares ranking junior to the Preferred Shares with respect to the distribution of assets upon dissolution, liquidation or winding up of the affairs of the Corporation shall, subject to any respective terms and provisions (if any) applying thereto, be entitled to receive any and all assets remaining to be paid or distributed, and the Holders of the Preferred Shares shall not be entitled to share therein.

     (g) In determining whether a distribution (other than upon voluntary or involuntary liquidation), by dividend, redemption or other acquisition of shares of stock of the Corporation or otherwise, is permitted under the Maryland General Corporation Law, amounts that would be needed, it the Corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of holders of the Preferred Shares will not be added to the Corporation's total liabilities.

     8. AUCTION AGENT. For so long as any Preferred Shares are Outstanding, the Auction Agent, duly appointed by the Corporation to so act, shall be in each case a commercial bank, trust company or other financial institution independent of the Corporation and its Affiliates (which, however, may engage or have engaged in business transactions with the Corporation or its Affiliates) and at no time shall the Corporation or any of its Affiliates act as the Auction Agent in connection with the Auction Procedures. If the Auction Agent resigns or for any reason its appointment is terminated during any period that any Preferred Shares are Outstanding, the Corporation shall use its best efforts promptly thereafter to appoint another qualified commercial bank, trust company or financial institution to act as the Auction Agent.

     9. 1940 ACT PREFERRED SHARES ASSET COVERAGE. The Corporation shall maintain, as of the last Business Day of each month in which any Preferred Shares are Outstanding, the 1940 Act Preferred Shares Asset Coverage; provided, however, that Section 3(a)(ii) shall be the sole remedy in the event the Corporation fails to do so.

     10. PREFERRED SHARES BASIC MAINTENANCE AMOUNT. So long as any Preferred Shares are Outstanding and any Rating Agency so requires, the Corporation shall maintain, as of each Valuation Date, Moody's Eligible Assets and S&P Eligible Assets, as applicable, having an aggregate Discounted Value equal to or greater than the Preferred Shares Basic Maintenance Amount; provided, however, that
Section 3(a)(ii) shall be the sole remedy in the event the Corporation fails to do so.

     11. CERTAIN OTHER RESTRICTIONS. So long as any Preferred Shares are Outstanding and S&P, Moody's or any Other Rating Agency that is rating such shares so requires, the Corporation will not, unless it has received written confirmation from S&P (if S&P is then rating the Preferred Shares), Moody's (if Moody's is then rating the Preferred Shares) and (if applicable) such Other Rating Agency that any such action would not impair the rating then assigned by such rating agency to the Preferred Shares, engage in any one or more of the following transactions:

     (a) purchase or sell futures contracts or options thereon with respect to portfolio securities or write put or call options on portfolio securities;

     (b) except in connection with a refinancing of the Preferred Shares, issue additional shares of any series of preferred stock, including the Preferred Shares or reissue any shares of preferred stock, including the Preferred Shares previously purchased or redeemed by the Corporation;

     (c) engage in any short sales of securities;

     (d) lend portfolio securities; or

     (e) merge or consolidate into or with any other fund.

     (f) For purposes of valuation of Moody's Eligible Assets: (A) if the Corporation writes a call option, the underlying asset will be valued as follows: (1) if the option is exchange-traded and may be offset readily or if the option expires before the earliest possible redemption of the Preferred Shares, at the lower of the Discounted Value of the underlying security of the option and the exercise price of the option or (2) otherwise, it has no value;
(B) if the Corporation writes a put option, the underlying asset will be valued as follows: the lesser of (1) exercise price and (2) the Discounted Value of the underlying security; and (C) call or put option contracts which the Corporation buys have no value. For so long as the Preferred Shares are rated by Moody's:
(A) the Corporation will not engage in options transactions for leveraging or speculative purposes; (B) the Corporation will not write or sell any anticipatory contracts pursuant to which the Corporation hedges the anticipated purchase of an asset prior to completion of such purchase; (C) the Corporation will not enter into an option transaction with respect to portfolio securities unless, after giving effect thereto, the Corporation would continue to have Eligible Assets with an aggregate Discounted Value equal to or greater than the Preferred Shares Basic Maintenance Amount; (D) the Corporation will not enter into an option transaction with respect to portfolio securities unless after giving effect to such transaction the Corporation would continue to be in compliance with the provisions relating to the Preferred Shares Basic Maintenance Amount; (E) for purposes of the Preferred Shares Basic Maintenance Amount assets in margin accounts are not Eligible Assets; (F) the Corporation shall write only exchange-traded options on exchanges approved by Moody's (if Moody's is then rating the Preferred Shares); (G) where delivery may be made to the Corporation with any of a class of securities, the Corporation shall assume for purposes of the Preferred Shares Basic Maintenance Amount that it takes delivery of that security which yields it the least value; (H) the Corporation will not engage in forward contracts; and (I) there shall be a quarterly audit made of the Corporation's options transactions by the Corporation's independent auditors to confirm that the Corporation is in compliance with these standards.

     (g) For so long as any Preferred Shares are rated by S&P, the Corporation will not purchase or sell futures contracts, write, purchase or sell options on futures contracts or write put options (except covered put options) or call options (except covered call options) on portfolio securities unless it receives written confirmation from S&P that engaging in such transactions will not impair the ratings then assigned to the Preferred Shares by S&P.

     (h) For so long as any Preferred Shares are outstanding and S&P is then rating such shares, the Corporation will not, unless it has received written confirmation from S&P that such action would not impair the rating then assigned to the Preferred Shares by S&P, change the pricing service to a service other than [Interactive Data Corp.] or any other S&P approved pricing service.

     12. COMPLIANCE PROCEDURES FOR ASSET MAINTENANCE TESTS. For so long as any Preferred Shares are Outstanding and any Rating Agency so requires:

     (a) As of each Valuation Date, the Corporation shall determine (i) the Market Value of each Eligible Asset owned by the Corporation on that date, (ii) the Discounted Value of each such Eligible Asset, (iii) whether the Preferred Shares Basic Maintenance Amount Test is met as of that date, (iv) the value (as used in the 1940 Act) of the total assets of the Corporation, less all liabilities, and (v) whether the 1940 Act Preferred Shares Asset Coverage is met as of that date.

     (b) Upon any failure to meet the Preferred Shares Basic Maintenance Amount Test or 1940 Act Preferred Shares Asset Coverage on any Valuation Date, the Corporation may use reasonable commercial efforts (including, without limitation, altering the composition of its portfolio, purchasing shares of the Preferred Shares outside of an Auction or, in the event of a failure to file a certificate on a timely basis, submitting the requisite certificate), to meet (or certify in the case of a failure to file a certificate on a timely basis, as the case may be) the Preferred Shares Basic Maintenance Amount Test or 1940 Act Preferred Shares Asset Coverage on or prior to the Asset Coverage Cure Date.

     (c) Compliance with the Preferred Shares Basic Maintenance Amount and 1940 Act Asset Coverage Tests shall be determined with reference to those Preferred Shares which are deemed to be Outstanding hereunder.

     (d) The Corporation shall deliver to the Auction Agent and each Rating Agency a certificate which sets forth a determination of items (i)-(iii) of paragraph (a) of this Section 12 (a "Preferred Shares Basic Maintenance Certificate") as of (A) the Date of Original Issue, (B) the last Valuation Date of each month, (C) any date requested by any Rating Agency, (D) a Business Day on or before any Asset Coverage Cure Date relating to the Corporation's cure of a failure to meet the Preferred Shares Basic Maintenance Amount Test, (E) any day that Common Stock or Preferred Shares are redeemed and (F) when the S&P Eligible Assets have an aggregate discounted value less than or equal to 110% of the Preferred Shares Basic Maintenance Amount. Such Preferred Shares Basic Maintenance Certificate shall be delivered in the case of clause (i)(A) on the Date of Original Issue and in the case of all other clauses above on or before the seventh Business Day after the relevant Valuation Date or Asset Coverage Cure Date.

     (e) The Corporation shall deliver to the Auction Agent and each Rating Agency a certificate which sets forth a determination of items (iv) and (v) of paragraph (a) of this Section 12 (a "1940 Act Preferred Shares Asset Coverage Certificate") (i) as of the Date of Original Issue, and (ii) as of (A) the last Valuation Date of each quarter thereafter, and (B) as of a Business Day on or before any Asset Coverage Cure Date relating to the failure to meet the 1940 Act Preferred Shares Asset Coverage. Such 1940 Act Preferred Shares Asset Coverage Certificate shall be delivered in the case of clause (i) on the Date of Original Issue and in the case of clause (ii) on or before the seventh Business Day after the relevant Valuation Date or the Asset Coverage Cure Date. The certificates required by paragraphs (d) and (e) of this Section 12 may be combined into a single certificate.

     (f) Within ten Business Days of the Date of Original Issue, the Corporation shall deliver to the Auction Agent and each Rating Agency a letter prepared by the Corporation's independent auditors (an "Auditor's Certificate") regarding the accuracy of the calculations made by the Corporation in the Preferred Shares Basic Maintenance Certificate and the 1940 Act Preferred Shares Asset Coverage Certificate required to be delivered by the Corporation on the Date of Original Issue. Within ten Business Days after delivery of the Preferred Shares Basic Maintenance Certificate and the 1940 Act Preferred Shares Asset Coverage Certificate relating to the last Valuation Date of each fiscal quarter of the Corporation, the Corporation will deliver to the Auction Agent and each Rating Agency an Auditor's Certificate regarding the accuracy of the calculations made by the Corporation in such Certificates and in one other Preferred Shares Basic Maintenance Certificate randomly selected by the Corporation's independent auditors during such fiscal quarter. In addition, the Corporation will deliver to the persons specified in the preceding sentence an Auditor's Certificate regarding the accuracy of the calculations made by the Corporation on each Preferred Shares Basic Maintenance Certificate and 1940 Act Preferred Shares Asset Coverage Certificate delivered in relation to an Asset Coverage Cure Date within ten days after the relevant Asset Coverage Cure Date. If an Auditor's Certificate shows that an error was made in any such report, the calculation or determination made by the Corporation's independent auditors will be conclusive and binding on the Corporation.

     (g) The Auditor's Certificates referred to in paragraph (f) above will confirm, based upon the independent auditors review of portfolio data provided by the Corporation, (i) the mathematical accuracy of the calculations reflected in the related Preferred Shares Basic Maintenance Amount Certificates and 1940 Act Preferred Shares Asset Coverage Certificates, (ii) that, based upon such calculations, the Corporation had, at such Valuation Date, met the Preferred Shares Basic Maintenance Amount Test.

     (h) In the event that a Preferred Shares Basic Maintenance Certificate or 1940 Act Preferred Shares Asset Coverage Certificate with respect to an applicable Valuation Date is not delivered within the time periods specified in this Section 13, the Corporation shall be deemed to have failed to meet the Preferred Shares Basic Maintenance Amount Test or the 1940 Act Preferred Shares Asset Coverage, as the case may be, on such Valuation Date for purposes of
Section 12(b) of Part I hereof. In the event that a Preferred Shares Basic Maintenance Certificate, a 1940 Act Preferred Shares Asset Coverage Certificate or an applicable Auditor's Certificate with respect to an Asset Coverage Cure Date is not delivered within the time periods specified herein, the Corporation shall be deemed to have failed to meet the Preferred Shares Basic Maintenance Amount Test or the 1940 Preferred Shares Asset Coverage, as the case may be, as of the related Valuation Date.

     13. NOTICE. All notices or communications hereunder, unless otherwise specified herein, shall be sufficiently given if in writing and delivered in person, by telecopier or mailed by first-class mail, postage prepaid. Notices delivered pursuant to this Section 13 shall be deemed given on the earlier of the date received or the date five days after which such notice is mailed.

     14. WAIVER. To the extent permitted by Maryland Law, holders of at least two-thirds of the Outstanding Preferred Shares, voting separately as a class, may waive any provision hereof intended for their respective benefit in accordance with such procedures as may from time to time be established by the Board of Directors.

     15. TERMINATION. In the event that no Preferred Shares are Outstanding, all rights and preferences of such shares established and designated hereunder shall cease and terminate, and all obligations of the Corporation hereunder.

     16. AMENDMENT. Subject to the provisions of these terms of Preferred Shares, the Board of Directors may, by resolution duly adopted without shareholder approval (except as otherwise provided herein or required by applicable law), classify and designate shares of preferred stock of the Corporation as additional Preferred Shares (and terms relating thereto). To the extent permitted by applicable law, the Board of Directors may interpret, amend or adjust the provisions to resolve any inconsistency or ambiguity or to remedy any patent defect.

     17. DEFINITIONS. As used in Part I and Part II of these terms of the Preferred Shares, the following terms shall have the following meanings (with terms defined in the singular having comparable meanings when used in the plural and vice versa), unless the context otherwise requires:

          "'AA' Financial Composite Commercial Paper Rate" on any date means (i) the interest equivalent of the 7-day rate, in the case of a Dividend Period which is a Standard Dividend Period or shorter; for Dividend Periods greater than 7 days but fewer than or equal to 31 days, the 30-day rate; for Dividend Periods greater than 31 days but fewer than or equal to 61 days, the 60-day rate; for Dividend Periods greater than 61 days but fewer than or equal to 91 days, the 90 day rate; for Dividend Periods greater than 91 days but fewer than or equal to 270 days, the rate described in (ii); for Dividend Periods greater than 270 days, the Treasury Index Rate; on commercial paper on behalf of issuers whose corporate bonds are rated "AA" by S&P, or the equivalent of such rating by another nationally recognized rating agency, as announced by the Federal Reserve Bank of New York for the close of business on the Business Day immediately preceding such date; or (ii) if the Federal Reserve Bank of New York does not make available such a rate, then the arithmetic average of the interest equivalent of such rates on commercial paper placed on behalf of such issuers, as quoted on a discount basis or otherwise by the Commercial Paper Dealers to the Auction Agent for the close of business on the Business Day immediately preceding such date (rounded to the next highest .001 of 1%). If any Commercial Paper Dealer does not quote a rate required to determine the "AA" Financial Composite Commercial Paper Rate, such rate shall be determined on the basis of the quotations (or quotation) furnished by the remaining Commercial Paper Dealers (or Dealer), if any, or, if there are no such Commercial Paper Dealers, by the Auction Agent. For Dividend Periods greater than 360 days, the Treasury Index Rate. For purposes of this definition, (A) "Commercial Paper Dealers" shall mean (1) Salomon Smith Barney Inc., Lehman Brothers Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated and Goldman Sachs & Co.; (2) in lieu of any thereof, its respective Affiliate or successor; and (3) in the event that any of the foregoing shall cease to quote rates for commercial paper of issuers of the sort described above, in substitution therefor, a nationally recognized dealer in commercial paper of such issuers then making such quotations selected by the Corporation, and (B) "interest equivalent" of a rate stated on a discount basis for commercial paper of a given number of days' maturity shall mean a number equal to the quotient (rounded upward to the next higher one-thousandth of 1%) of (1) such rate expressed as a decimal, divided by (2) the difference between
(x) 1.00 and (y) a fraction, the numerator of which shall be the product of such rate expressed as a decimal, multiplied by the number of days in which such commercial paper shall mature and the denominator of which shall be 360.

          "Affiliate" means any person known to the Auction Agent to be controlled by, in control of or under common control with the Corporation; provided, that Highland Capital Management, L.P. shall not be deemed to be an Affiliate nor shall any corporation or any person controlled by, in control of or under common control with such corporation, one of the directors, directors or executive officers of which is also a trustee, director or executive officer of the Corporation, be deemed to be an Affiliate.

          "Agent Member" means a member of or a participant in the Securities Depository that will act on behalf of a Bidder.

          "All Hold Rate" means 80% of the "AA" Financial Composite Commercial Paper Rate.

          "Applicable Rate" means for each Dividend Period (i) if Sufficient Clearing Orders exist for the Auction in respect thereof, the Winning Bid Rate,
(ii) if Sufficient Clearing Orders do not exist for the Auction in respect thereof, the Maximum Rate, and (iii) in the case of any Dividend Period of 93 days or fewer if all the Preferred Shares are the subject of Submitted Hold Orders for the Auction in respect thereof, the All Hold Rate.

          "Approved Price" means the "fair value" as determined by the Corporation in accordance with the valuation procedures adopted from time to time by the Board of Directors and for which the Corporation receives a mark-to-market price (which, for the purpose of clarity, shall not mean a Market Value Price) from an independent source at least semi-annually.

          "Asset Coverage Cure Date" has the meaning set forth in Section 3(a)(ii) of these Articles Supplementary.

          "Auction" means each periodic operation of the procedures set forth under "Auction Procedures."

          "Auction Agent" means Bankers Trust Company unless and until another commercial bank, trust company, or other financial institution appointed by a resolution of the Board of Directors enters into an agreement with the Corporation to follow the Auction Procedures for the purpose of determining the Applicable Rate.

          "Auction Date" means the first Business Day next preceding the first day of a Dividend Period for the Preferred Shares.

          "Auction Procedures" means the procedures for conducting Auctions set forth in Part II of these Articles Supplementary.

          "Auditor's Certificate" has the meaning set forth in Section 12(f) of
Part I of these Articles Supplementary.

          "Bank Loans" means direct purchases of, assignment of, participations in and other interests in (a) any senior bank loan or (b) any loan made by an investment bank, investment fund or other financial institution; provided that such loan under this clause (b) is similar to those typically made, syndicated, purchased or participated by a commercial bank or institutional loan investor in the ordinary course of business.

          "Beneficial Owner," with respect to shares of the Preferred Shares, means a customer of a Broker-Dealer who is listed on the records of that Broker-Dealer (or, if applicable, the Auction Agent) as a holder of such shares.

          "Bid" has the meaning set forth in Section 2(a)(ii) of Part II of these Articles Supplementary.

          "Bidder" has the meaning set forth in Section 2(a)(ii) of Part II of these Articles Supplementary; provided, however, that neither the Corporation nor any Affiliate shall be permitted to be a Bidder in an Auction.

          "Board of Directors" means the Board of Directors of the Corporation or any duly authorized committee thereof as permitted by applicable law.

          "Broker-Dealer" means any broker-dealer or broker-dealers, or other entity permitted by law to perform the functions required of a Broker-Dealer by the Auction Procedures, that has been selected by the Corporation and has entered into a Broker-Dealer Agreement that remains effective.

          "Broker-Dealer Agreement" means an agreement between the Auction Agent and a Broker-Dealer, pursuant to which such Broker-Dealer agrees to follow the Auction Procedures.

          "Business Day" means a day on which the New York Stock Exchange is open for trading and which is not a Saturday, Sunday or other day on which banks in the City of New York, New York are authorized or obligated by law to close.

          "Charter" means the Charter of the Corporation, as amended or supplemented from time to time.

          "Code" means the Internal Revenue Code of 1986, as amended.

          "Commercial Paper Dealers" has the meaning set forth in the definition of "AA" Financial Composite Commercial Paper Rate.

          "Commission" means the Securities and Exchange Commission.

          "Common Stock" means the shares of the Corporation's Common Stock, par value $1.00 per share.

          "Date of Original Issue" means the date on which the Preferred Shares are originally issued by the Corporation.

          "Default Period" has the meaning set forth in Sections 2(c) (ii) or
(iii) of Part I of these Articles Supplementary.

          "Default Rate" means the Reference Rate multiplied by three (3).

          "Deposit Securities" means cash and any obligations or securities, including Short Term Money Market Instruments that are Eligible Assets, rated at least AAA or A-1+ by S&P, except that, for purposes of optional redemption such obligations or securities shall be considered "Deposit Securities" only if they are also rated at least P-1 by Moody's.

          "Designated Country" means (i) each of Canada, Great Britain, Australia, Denmark, New Zealand, Sweden, Switzerland, Luxembourg, The Netherlands and any G-7 nation (other than Japan) and (ii) each other country identified by the Corporation from time to time and confirmed in writing as acceptable by S&P and the Administrative Agent.

          "Discount Factor" means the S&P Discount Factor (if S&P is then rating the Preferred Shares), the Moody's Discount Factor (if Moody's is then rating the Preferred Shares) or the discount factor established by any Other Rating Agency which is then rating the Preferred Shares and which so requires, whichever is applicable.

          "Discounted Value" means the quotient of the Market Value of an Eligible Asset divided by the applicable Discount Factor, provided that with respect to an Eligible Asset that is currently callable, Discounted Value will be equal to the quotient as calculated above or the call price, whichever is lower, and that with respect to an Eligible Asset that is prepayable, Discounted Value will be equal to the quotient as calculated above or the par value, whichever is lower.

          "Dividend Default" has the meaning set forth in Section 2(c)(iii) of
Part I of these Articles Supplementary.

          "Dividend Payment Date" means (i) with respect to any Dividend Period of one year or less, the Business Day next succeeding the last day thereof and, if any, the 91st, 181st and 271st days thereof, and (ii) with respect to any Dividend Period of more than one year, on a quarterly basis on each January 1, April 1, July 1 and October 1 and on the Business Day following the last day of such Dividend Period.

          "Dividend Period" means the period commencing on the Date of Original Issue thereof and ending on the date specified on the Date of Original Issue thereof and thereafter, the period commencing on the day following each Dividend Period and ending on the day established by the Corporation.

          "Eligible Assets" means Moody's Eligible Assets (if Moody's is then rating the Preferred Shares), S&P Eligible Assets (if S&P is then rating the Preferred Shares) and/or Other Rating Agency Eligible Assets, if any Other Rating Agency is then rating the Preferred Shares, whichever is applicable.

          "Emerging Markets" means any country (i) whose unsupported sovereign non-local currency debt obligations are not rated "A-" or better by S&P or (ii) whose unsupported sovereign non-local currency debt obligations are not rated "AA+" or better by S&P and is not a Designated Country.

          "Existing Holder" has the meaning set forth in Section 1(d) of Part II of these Articles Supplementary.

          "Exposure Period" means the period commencing on (and including) a given Valuation Date and ending 30 calendar days thereafter.

          "Hold Order" has the meaning set forth in Section 2(a)(ii) of Part II of these Articles Supplementary.

          "Holder" means, with respect to Preferred Shares, the registered holder of shares as the same appears on the share ledger or share records of the Corporation.

          "Mandatory Redemption Date" has the meaning set forth in Section 3(a)(iv) of Part I of these Articles Supplementary.

          "Mandatory Redemption Price" has the meaning set forth in Section 3(a)(iv) of Part I of these Articles Supplementary.

          "Market Value" means the fair market value of an asset of the Corporation as computed based upon (i) one or more pricing services agreements approved from time to time by the Board of Directors, provided that S&P (if S&P is then rating Preferred Shares), Moody's (if Moody's is then rating Preferred Shares) and any Other Rating Agency which is then rating Preferred Shares and so requires have informed the Corporation in writing that use of such pricing service will not adversely affect such rating agency's then current rating of the Preferred Shares, or (ii) the lower of the value set forth in bids from two independent dealers in securities, one of which bids will be in writing, in each case with interest accrued added to such computation for those assets of the Corporation where such computation does not include interest accrued. The independent dealers from whom bids are sought shall be either (a) market makers in the securities being valued or (b) members of the National Association of Securities Dealers, Inc.

          "Master Purchaser's Letter" means a the letter which is required to be executed by each prospective purchaser of Preferred Shares or the Broker-Dealer through whom the shares will be held.

          "Maximum Rate" means, on any date on which the Applicable Rate is determined, the applicable percentage of the "AA" Financial Composite Commercial Paper Rate on the date of such Auction determined as set forth below based on the lower of the credit ratings assigned to the Preferred Shares by Moody's and S&P subject to upward but not downward adjustment in the discretion of the Board of Directors after consultation with the Broker-Dealers; provided that immediately following any such increase the Corporation would be in compliance with the Preferred Shares Basic Maintenance Amount.

          MOODY'S                         S&P                     APPLICABLE
       CREDIT RATING                 CREDIT RATING                PERCENTAGE
       -------------                 -------------                ----------
        aa3 or Above                  AA- or Above                   150%
          a3 or a1                      A- to A+                     160%
        baa3 to baa1                  BBB- to BBB+                   250%
         Below baa3                    Below BBB-                    275%

          "Moody's" means Moody's Investors Service, Inc. and its successors at law.

          "Moody's Advance Rate" means for senior bank loans the percentage specified in the table below opposite such Moody's Asset Category:

             MOODY'S ASSET CATEGORY                   ADVANCE RATE
             ----------------------                   ------------
                        A                                  84.5%
                        B                                    73%
                        C                                    62%
                        D                                    45%
                        E                                    45%

          "Moody's Asset Category" means the following five categories (and, for purposes of this categorization, the Market Value Price of a Moody's Eligible Asset trading at par is equal to $1.00):

          (i) "Moody's Asset Category A" means Performing Senior Loans which have a Market Value Price or an Approved Price greater than or equal to $0.90.

          (ii) "Moody's Asset Category B" means: (A) Performing Senior Loans which have a Market Value Price or an Approved Price of greater than or equal to $0.80 but less than $0.90; and (B) non-Performing Senior Loans which have a Market Value Price or an Approved Price greater than or equal to $0.85.

          (iii) "Moody's Asset Category C" means: (A) Performing Senior Loans which have a Market Value Price or an Approved Price greater than or equal to $0.70 but less than $0.80; and (B) non-Performing Senior Loans which have a Market Value Price or an Approved Price greater than or equal to $0.75 but less than $0.85.

          (iv) "Moody's Asset Category D" means Senior Loans which have a Market Value Price or an Approved Price less than $0.75.

          (v) "Moody's Asset Category E" means non-Senior Loans which have a Market Value Price or an Approved Price.

          Notwithstanding any other provision contained above, for purposes of determining whether a Moody's Eligible Asset falls within a specific Moody's Asset Category, to the extent that any Moody's Eligible Asset would fall in more than one of the Moody's Asset Categories, such Moody's Eligible Asset shall be deemed to fall into the Moody's Asset Category with the highest applicable Moody's Advance Rate.

          "Moody's Discount Factor" means, for purposes of determining the Discounted Value of any Moody's Eligible Asset, the percentage determined as follows. The Moody's Discount Factor for any Moody's Eligible Asset other than the securities set forth below will be the percentage provided in writing by Moody's.

          (i) Corporate Debt Securities: The percentage determined by reference to the rating on such asset (which percentage is based upon the Exposure Period) with reference to the remaining term to maturity of such assets, in accordance with the table set forth below.

          Moody's Discount Factors - Corporate Debt Securities Rating Category

      MATURITY OF
      COLLATERAL
                                                                                                          EQUITY &
         ASSET              Aaa       Aa        A       Baa       Ba        B       Caa     UNRATED*      BELOW Caa

        1 Year             109%      112%     115%      118%     119%     125%     205%       225%          225%
        2 Years             115       118      122      125       127      133      205       225           225
        3 Years             120       123      127      131       133      140      205       225           225
        4 Years             126       129      133      138       140      147      205       225           225
        5 Years             132       135      139      144       146      154      205       225           225
        7 Years             139       143      147      152       156      164      205       225           225
       10 Years             145       150      155      160       164      173      205       225           225
       15 Years             150       155      160      165       170      180      205       225           225
       20 Years             150       155      160      165       170      190      205       225           225
       30 Years             150       155      160      165       170      191      205       225           225
-----------

* Unrated securities are limited to 10% of discounted eligible assets. If a security is unrated by Moody's but is rated by S&P, a rating two numeric ratings below the S&P rating will be used, e.g., where the S&P rating is AAA, a Moody's rating of Aa2 will be used; where the S&P rating is AA+ a Moody's rating of Aa3 will be used. If a security is unrated by either Moody's or S&P, the Corporation will use the percentage set forth under "Unrated" in this table. In order to merit consideration as an eligible asset, unrated debt securities should be issued by entities which: (i) have not filed for bankruptcy within the past three years (ii) are current on all principle and interest in their fixed income obligations (iii) are current on all preferred stock dividends (iv) possess a current, unqualified auditor's report without qualified, explanatory language.
Unrated entities not satisfying all of the above requirements where applicable, will be subject to a discount factor of 225%.


          (ii) Preferred Stock: For (A) utility preferred stocks, 146%, (B) industrial/financial preferred stocks, 178%, and (C) auction rate preferred stocks, 350%.

          (iii) Short Term, Money Market Instruments: The Moody's Discount Factor applied to short-term portfolio securities will be (A) 100%, so long as such portfolio securities mature or have a demand feature at par exercisable within the Exposure Period, (B) 115%, so long as such portfolio securities mature or have a demand feature at par not exercisable within the Exposure Period, and (C) 125%, if such securities are not rated by Moody's, so long as such portfolio securities are rated at least A-1+/AA by S&P and mature or have demand feature at par exercisable within the Exposure Period. A Moody's Discount Factor of 100% will be applied to cash.

          (iv) U.S. Treasury Securities and Treasury Strips (as defined by Moody's):

                                                               U.S. Treasury              U.S. Treasury
           Remaining Term to Maturity                    Securities Discount Factor   Strips Discount Factor
           --------------------------                    --------------------------   ----------------------
           1 year or less                                           107%                       107%
           2 years or less (but longer than 1 year)                 113                        114
           3 years or less (but longer than 2 year)                 118                        120
           4 years or less (but longer than 3 year)                 123                        127
           5 years or less (but longer than 4 year)                 128                        133
           7 years or less (but longer than 5 year)                 135                        145
           10 years or less (but longer than 7 year)                141                        159
           15 years or less (but longer than 10 year)               146                        184
           20 years or less (but longer than 15 year)               154                        211
           30 years or less (but longer than 20 year)               154                        236

          (v) Rule 144A Securities: The Moody's Discount Factor applied to Rule 144A Securities for Rule 144A Securities whose terms include rights to registration under the Securities Act within one year and Rule 144A Securities which do not have registration rights within one year will be 120% and 130%, respectively, of the Moody's Discount Factor which would apply were the securities registered under the Securities Act.

          "Moody's Eligible Assets" means

          (i) cash (including, for this purpose, interest and dividends due on assets rated (A) Baa3 or higher by Moody's if the payment date is within five Business Days of the Valuation Date, (B) A2 or higher if the payment date is within thirty days of the Valuation Date, and (C) A1 or higher if the payment date is within the Moody's Exposure Period) and receivables for Moody's Eligible Assets sold if the receivable is due within five Business Days of the Valuation Date, and if the trades which generated such receivables are (A) settled through clearing house firms with respect to which the Corporation has received prior written authorization from Moody's or (B) (1) with counterparties having a Moody's long-term debt rating of at least Baa3 or (2) with counterparties having a Moody's Short-Term Money Market Instrument rating of at least P-1;

          (ii) Short-Term Money Market Instruments so long as (A) such securities are rated at least P-1, (B) in the case of demand deposits, time deposits and overnight funds, the supporting entity is rated at least A2, or (C) in all other cases, the supporting entity (1) is rated A2 and the security matures within one month, (2) is rated A1 and the security matures within three months or (3) is rated at least Aa3 and the security matures within six months; provided, however, that for purposes of this definition, such instruments (other than commercial paper rated by S&P and not rated by Moody's) need not meet any otherwise applicable S&P rating criteria;

          (iii) U.S. Treasury Securities and Treasury Strips (as defined by Moody's);

          (iv) Loans (as defined by Moody's), provided, that the Loans will qualify as Moody's Eligible Assets only up to a maximum of 10% of the Corporation's total assets; and

          (v) Corporate debt securities will be included in Moody's Eligible Assets if (A) such securities are rated Caa or higher by Moody's;
               (B) such securities provide for the periodic payment of interest in cash in U.S. dollars; (C) for securities which provide for conversion or exchange into equity capital at some time over their lives, the issuer must be rated at least B3 by Moody's and the discount factor will be 250%; (D) for debt securities rated Ba1 and below, no more than 10% of the original amount of such issue may constitute Moody's Eligible Assets; (E) such securities have been registered under the Securities Act or are restricted as to resale under federal securities laws but are eligible for resale pursuant to Rule 144A under the Securities Act as determined by the Corporation's adviser acting subject to the supervision of the Corporation's Board of Directors; and (F) such securities are not subject to extended settlement.

               Notwithstanding the foregoing limitations:

     Corporate debt securities not rated at least Caa by Moody's or not rated by Moody's shall be considered to be Moody's Eligible Assets only to the extent the Market Value of such corporate debt securities does not exceed 50% of the aggregate Market Value of Moody's Eligible Assets; provided, however, that if the Market Value of such corporate debt securities exceeds 50% of the aggregate Market Value of Moody's Eligible Assets, a portion of such corporate debt securities (selected by the Corporation) shall not be considered Moody's Eligible Assets, so that the Market Value of such corporate debt securities (excluding such portion) does not exceed 50% of the aggregate Market Value of Moody's Eligible Assets.

          (vi) Portfolio securities that are preferred stocks will be included in Moody's Eligible Assets if (A) dividends on such preferred stock are cumulative, (B) such securities provide for the periodic payment of dividends thereon in cash in U.S. dollars and do not provide for conversion or exchange into, or have warrants attached entitling the holder to receive, equity capital at any time over the respective lives of such securities, (C) the issuer of such a preferred stock has common stock listed on either the New York Stock Exchange or the American Stock Exchange, (D) the issuer of such a preferred stock has a senior debt rating from Moody's of Baa1 or higher or a preferred stock rating from Moody's of "baa3" or higher and (E) such preferred stock has paid consistent cash dividends in U.S. dollars over the last three years or has a minimum rating of "a1" (if the issuer of such preferred stock has other preferred issues Outstanding that have been paying dividends consistently for the last three years, then a preferred stock without such a dividend history would also be eligible). In addition, the preferred stocks must have the following diversification requirements: (X) the preferred stock issue must be greater than $50 million and (Y) the minimum holding by the Corporation of each issue of preferred stock is $500,000 and the maximum holding of preferred stock of each issue is $5 million. In addition, preferred stocks issued by transportation companies will not be considered Moody's Eligible Assets.

          (vii) In addition, portfolio holdings as described below must be within the following diversification and issue size requirements in order to be included in Moody's Eligible Assets:

                                 Maximum Single         Maximum Single
                                     Issuer                Industry           Minimum Issue Size
    Collateral Ratings(1)           (%) (2,3)             (%) (3, 4)          ($ in millions) (6)
    ---------------------           ---------             ----------          -------------------
"aaa", Aaa                            100%                   100%                     $100
"aa", Aa                             20                      60                        100
"a", A                               10                      40                        100
"baa", Baa                            6                      20                        100
Ba                                    4                      12                        50(5)
B1-B2                                 3                       8                        50(5)
B3 or below                           2                       5                        50(5)

See accompanying notes.
-------------
(1)  Refers to the preferred stock and senior debt rating of collateral.
(2)  Companies subject to common ownership of 25% or more are considered as one name.
(3)  Percentages represent a portion of the aggregate Market Value of corporate securities.
(4)  Industries are determined according to Moody's Industry Classifications, as defined herein.
(5)  Collateral bonds from issues ranging from $50 million to $100 million are limited to 20% of the collateral pool.
(6)  Except for preferred stock, which has a minimum issue size of $50 million.

          (viii) Financial contracts, as such term is defined in Section 3(c)(2)(B)(ii) of the 1940 Act, may be included in Moody's Eligible Assets, but, with respect to any financial contract, only upon receipt by the Corporation of a letter from Moody's specifying any conditions on including such financial contract in Moody's Eligible Assets and assuring the Corporation that including such financial contract in the manner so specified would not affect the credit rating assigned by Moody's to the Preferred Shares.

          Where the Corporation sells an asset and agrees to repurchase such asset in the future, the Discounted Value of such asset will constitute a Moody's Eligible Asset and the amount the Corporation is required to pay upon repurchase of such asset will count as a liability for the purposes of the Preferred Shares Basic Maintenance Amount. Where the Corporation purchases an asset and agrees to sell it to a third party in the future, cash receivable by the Corporation thereby will constitute a Moody's Eligible Asset if the long-term debt of such other party is rated at least A2 by Moody's and such agreement has a term of 30 days or less; otherwise the Discounted Value of such asset will constitute a Moody's Eligible Asset. For the purposes of calculation of Moody's Eligible Assets, portfolio securities which have been called for redemption by the issuer thereof shall be valued at the lower of Market Value or the call price of such portfolio securities.

          Notwithstanding the foregoing, an asset will not be considered a Moody's Eligible Asset to the extent that it has been irrevocably deposited for the payment of (i)(A) through (i)(F) under the definition of the Preferred Shares Basic Maintenance Amount or it is subject to any material lien, mortgage, pledge, security interest or security agreement of any kind (collectively, "Liens"), except for (A) Liens which are being contested in good faith by appropriate proceedings and which Moody's has indicated to the Corporation will not affect the status of such asset as a Moody's Eligible Asset, (B) Liens for taxes that are not then due and payable or that can be paid thereafter without penalty, (C) Liens to secure payment for services rendered or cash advanced to the Corporation by its investment adviser, the Corporation's custodian, transfer agent or registrar or the Auction Agent and (D) Liens by virtue of any repurchase agreement. See also Section 12 for certain information with respect to Moody's Eligible Assets.

          "Moody's Industry Classification" means, for the purposes of determining Moody's Eligible Assets, each of the following industry classifications (or such other classifications as Moody's may from time to time approve for application to the Preferred Shares:

          1. Aerospace and Defense: Major Contractor, Subsystems, Research, Aircraft Manufacturing, Arms, Ammunition

          2. Automobile: Automobile Equipment, Auto-Manufacturing, Auto Parts Manufacturing, Personal Use Trailers, Motor Homes, Dealers

          3. Banking: Bank Holding, Savings and Loans, Consumer Credit, Small Loan, Agency, Factoring, Receivables

          4. Beverage, Food and Tobacco: Beer and Ale, Distillers, Wines and Liquors, Distributors, Soft Drink Syrup, Bottlers, Bakery, Mill Sugar, Canned Foods, Corn Refiners, Dairy Products, Meat Products, Poultry Products, Snacks, Packaged Foods, Distributors, Candy, Gum, Seafood, Frozen Food, Cigarettes, Cigars, Leaf/Snuff, Vegetable Oil

          5. Buildings and Real Estate: Brick, Cement, Climate Controls, Contracting, Engineering, Construction, Hardware, Forest Products (building-related only), Plumbing, Roofing, Wallboard, Real Estate, Real Estate Development, REITs, Land Development

          6. Chemicals, Plastics and Rubber: Chemicals (non-agriculture), Industrial Gases, Sulphur, Plastics, Plastic Products, Abrasives, Coatings, Paints, Varnish, Fabricating

          7. Containers, Packaging and Glass: Glass, Fiberglass, Containers made of: Glass, Metal, Paper, Plastic, Wood or Fiberglass

          8.   Personal and Non-Durable Consumer Products (Manufacturing Only):
               Soaps, Perfumes, Cosmetics, Toiletries, Cleaning Supplies, School Supplies

          9.   Diversified/Conglomerate Manufacturing

          10.  Diversified/Conglomerate Service

          11.  Diversified Natural Resources, Precious Metals and Minerals:
               Fabricating, Distribution

          12. Ecological: Pollution Control, Waste Removal, Waste Treatment and Waste Disposal

          13. Electronics: Computer Hardware, Electric Equipment, Components, Controllers, Motors, Household Appliances, Information Service Communicating Systems, Radios, TVs, Tape Machines, Speakers, Printers, Drivers, Technology

          14.  Finance: Investment Brokerage, Leasing, Syndication, Securities

          15. Farming and Agriculture: Livestock, Grains, Produce, Agriculture Chemicals, Agricultural Equipment, Fertilizers

          16.  Grocery: Grocery Stores, Convenience Food Stores

          17. Healthcare, Education and Childcare: Ethical Drugs, Proprietary Drugs, Research, Health Care Centers, Nursing Homes, HMOs, Hospitals, Hospital Supplies, Medical Equipment

          18.  Home and Office Furnishings, Housewares, and Durable Consumer
               Products: Carpets, Floor Coverings, Furniture, Cooking, Ranges

          19.  Hotels, Motels, Inns and Gaming

          20.  Insurance: Life, Property and Casualty, Broker, Agent, Surety

          21. Leisure, Amusement, Motion Pictures, Entertainment: Boating, Bowling, Billiards, Musical Instruments, Fishing, Photo Equipment, Records, Tapes, Sports, Outdoor Equipment (Camping), Tourism, Resorts, Games, Toy Manufacturing, Motion Picture Production Theaters, Motion Picture Distribution

          22.  Machinery (Non-Agriculture, Non-Construction, Non-Electronic):
               Industrial, Machine Tools, Steam Generators

          23. Mining, Steel, Iron and Non-Precious Metals: Coal, Copper, Lead, Uranium, Zinc, Aluminum, Stainless Steel, Integrated Steel, Ore Production, Refractories, Steel Mill Machinery, Mini-Mills, Fabricating, Distribution and Sales of the foregoing

          24. Oil and Gas: Crude Producer, Retailer, Well Supply, Service and Drilling

          25. Printing, Publishing and Broadcasting: Graphic Arts, Paper, Paper Products, Business Forms, Magazines, Books, Periodicals, Newspapers, Textbooks, Radio, T.V., Cable Broadcasting Equipment

          26. Cargo Transport: Rail, Shipping, Railroads, Rail-car Builders, Ship Builders, Containers, Container Builders, Parts, Overnight Mail, Trucking, Truck Manufacturing, Trailer Manufacturing, Air Cargo, Transport

          27. Retail Stores: Apparel, Toy, Variety, Drugs, Department, Mail Order Catalog, Showroom

          28. Telecommunications: Local, Long Distance, Independent, Telephone, Telegraph, Satellite, Equipment, Research, Cellular

          29. Textiles and Leather: Producer, Synthetic Fiber, Apparel Manufacturer, Leather Shoes

          30.  Personal Transportation: Air, Bus, Rail, Car Rental

          31.  Utilities: Electric, Water, Hydro Power, Gas

          32. Diversified Sovereigns: Semi-sovereigns, Canadian Provinces, Supra-national Agencies

          The Corporation will use its discretion in determining which industry classification is applicable to a particular investment in consultation with the independent auditor and the rating agencies, as necessary.

          "1940 Act" means the Investment Company Act of 1940, as amended.

          "1940 Act Preferred Shares Asset Coverage" means asset coverage, as determined in accordance with Section 18(h) of the 1940 Act, of at least 200% with respect to all outstanding senior securities of the Corporation which are stock, including all Outstanding Preferred Shares (or such other asset coverage as may in the future be specified in or under the 1940 Act as the minimum asset coverage for senior securities which are stock of a closed-end investment company as a condition of declaring dividends on its common shares), determined on the basis of values calculated as of a time within 48 hours (not including Sundays or holidays) next preceding the time of such determination.

          "1940 Act Preferred Shares Asset Coverage Certificate" means the certificate required to be delivered by the Corporation pursuant to Section 12(e) of Part I of these Articles Supplementary.

          "Notice of Redemption" means any notice with respect to the redemption of Preferred Shares pursuant to Section 3 of Part I of these Articles Supplementary.

          "Order" has the meaning set forth in Section 2(a)(ii) of Part II of these Articles Supplementary.

          "Other Rating Agency" means any rating agency other than S&P or Moody's then providing a rating for the Preferred Shares pursuant to the request of the Corporation.

          "Other Rating Agency Eligible Assets" means assets of the Corporation designated by any Other Rating Agency as eligible for inclusion in calculating the discounted value of the Corporation's assets in connection with such Other Rating Agency's rating of the Preferred Shares.

          "Outstanding" means, as of any date, Preferred Shares theretofore issued by the Corporation except, without duplication, (i) Preferred Shares theretofore canceled, redeemed or repurchased by the Corporation, or delivered to the Auction Agent for cancellation or with respect to which the Corporation has given notice of redemption and irrevocably deposited with the Paying Agent sufficient funds to redeem such Preferred Shares and (ii) any Preferred Shares represented by any certificate in lieu of which a new certificate has been executed and delivered by the Corporation. Notwithstanding the foregoing, (A) for purposes of voting rights (including the determination of the number of shares required to constitute a quorum), any Preferred Shares as to which the Corporation or any Affiliate shall be the Existing Holder shall be disregarded and not deemed Outstanding; (B) in connection with any Auction, any Preferred Shares as to which the Corporation or any person known to the Auction Agent to be an Affiliate shall be the Existing Holder shall be disregarded and not deemed Outstanding; and (C) for purposes of determining the Preferred Shares Basic Maintenance Amount, Preferred Shares held by the Corporation shall be disregarded and not deemed Outstanding, but shares held by any Affiliate shall be deemed Outstanding.

          "Paying Agent" means Bankers Trust Company unless and until another entity appointed by a resolution of the Board of Directors enters into an agreement with the Corporation to serve as paying agent, which paying agent may be the same as the Auction Agent.

          "Performing" means with respect to any S&P Eligible Asset or Moody's Eligible Asset that is a Bank Loan or other debt, the issuer of such investment is not in default of any payment obligations in respect thereof.

          "Person" or "person" means and includes an individual, a partnership, the Corporation, a trust, a corporation, a limited liability company, an unincorporated association, a joint venture or other entity or a government or any agency or political subdivision thereof.

          "Potential Beneficial Owner or Holder" has the meaning set forth in
Section 1 of Part II of these Articles Supplementary.

          "Preferred Shares" means the shares of the Corporation's Auction Rate Cumulative Preferred Shares, par value $0.01 per share (and liquidation preference $25,000 per share.)

          "Preferred Shares Basic Maintenance Amount" as of any Valuation Date means the dollar amount equal to the sum of

          (i) (A) the sum of the products resulting from multiplying the number of Outstanding Preferred Shares on such date by the Liquidation Preference per share; (B) the aggregate amount of dividends that will have accumulated at the Applicable Rate (whether or not earned or declared) to and including the first Dividend Payment Date for each Outstanding Preferred Share that follows such Valuation Date (or to the 30th day after such Valuation Date, if such 30th day occurs before the first following Dividend Payment Date); (C) the aggregate amount of dividends that would accumulate at the then current Maximum Rate for the Exposure Period multiplied by the Volatility Factor on any Preferred Shares Outstanding from the first day following the Dividend Payment Date referred to in (B) above through the 30th day after such Valuation Date, but only if such 30th day occurs after the first day following the Dividend Payment Date, except that if such Valuation Date occurs during a Default Period, the dividend for purposes of the calculation would accumulate at the Default Rate; (D) the amount of the current outstanding balances of any indebtedness which is senior to the Preferred Shares plus interest actually accrued together with 30 days additional interest on the current outstanding balances calculated at the current rate; (E) the amount of anticipated Corporation expenses for the 90 days subsequent to such Valuation Date; and (F) any current liabilities, including, without limitation, indebtedness due within one year and any redemption premium due with respect to Preferred Shares for which a Notice of Redemption has been given, as of such Valuation Date, to the extent reflected in any of (i)(A) through (i)(E): less

          (ii) the sum of any cash plus the value of any Corporation assets irrevocably deposited by the Corporation for payment of any of (i)(B) through
(i)(E) ("value," for purposes of this clause (ii), means the Discounted Value of the security, except that if the security matures prior to the relevant redemption payment date and is either fully guaranteed by the U.S. Government or is rated P-1 by Moody's and A1 by S&P, it will be valued at its face value).

          "Preferred Shares Basic Maintenance Amount Test" means a test which is met if the lower of the aggregate Discounted Values of the Moody's Eligible Assets or the S&P Eligible Assets meets or exceeds the Preferred Shares Basic Maintenance Amount.

          "Preferred Shares Basic Maintenance Certificate" has the meaning set forth in Section 12(d) of Part I of these Articles Supplementary.

          "Rating Agency" means Moody's and S&P as long as such rating agency is then rating the Preferred Shares.

          "Redemption Date" has the meaning set forth in Section 2(c)(ii) of
Part I of these Articles Supplementary.

          "Redemption Default" has the meaning set forth in Section 2(c)(ii) of
Part I of these Articles Supplementary.

          "Redemption Price" has the meaning set forth in Section 3(a)(i) of
Part I of these Articles Supplementary.

          "Reference Rate" means, with respect to the determination of the Default Rate, the applicable "AA" Financial Composite Commercial Paper Rate (for a Dividend Period of fewer than 184 days) or the applicable Treasury Index Rate (for a Dividend Period of 184 days or more).

          "Registrar" means Bankers Trust Company unless and until another entity appointed by a resolution of the Board of Directors enters into an agreement with the Corporation to serve as transfer agent.

          "S&P" means Standard & Poor's, a division of the McGraw-Hill Companies, Inc., and its successors at law.

          "S&P Discount Factor" means, for purposes of determining the Discounted Value of any S&P Eligible Asset, the percentage determined as follows. The S&P Discount Factor for any S&P Eligible Asset other than the securities set forth below will be the percentage provided in writing by S&P.

               (A) Corporate Bonds: The percentage determined by reference to the S&P Diversity category in accordance with the tables set forth below.

                    (i) If S&P Diversity I:

MATURITY                                                                                       RATING CATEGORY
               AAA     AA+     AA       AA-      A+       A       A-

5 Years        105.3%  108.6%  107.6%  108.6%    110.5%   111.4%  112.6%
 or less
Greater than
 5 Years
 but less
 than 10      110.5    112.4   113.9   115.2     118.5    117.5   119.0%
 Years
More than
 10 Years     113.8    118.3   118.1   119.8     120.7    122.0   123.6
                                                                                                                          Emerging
               BBB+     BBB    BBB-    BB+      BB      BB-      B+       B       B-      CCC+    CCC    CCC-   Unrated*   Market
                                                                                                                           Bond
5 Years
 or less       114.9%  116.3%  117.9%  122.7%  127.2%   131.7%  145.4%  154.1%  163.8%   188.4%  221.2%  288.2%  288.2%     228.4%
Greater than
 5 Years       121.0   122.7   124.7   130.4   137.0    143.9   159.3   173.2
189.5    213.9   264.9   380.4   380.4      258.5
 but less
 than 10
 Years
More than
 10 Years      125.7   127.6   129.9   136.6   145.0    154.3   172.4   191.8
216.0    240.5   315.9   516.1   516.1      318.4
* Unrated securities will qualify as S&P Eligible Assets only up to an aggregate maximum of 10% of total assets.

                    (ii)  If S&P Diversity II:

MATURITY                                                                                       RATING CATEGORY

               AAA     AA+     AA      AA-     A+       A       A-
5 Years
 or less       104.3%  105.4%  108.3%  107.2%  108.9%  109.7%  110.7%
Greater than
 5 Years
 but less
 than 10
 Years        108.3    109.8  111.2    112.3   113.4   114.4   115.5
More than
 10 Years     110.8    112.8  114.3    115.7   116.8   117.7   118.0

                                                                                                                           Emerging
               BBB+     BBB    BBB-    BB+      BB      BB-      B+       B       B-      CCC+    CCC    CCC-   Unrated*   Market
                                                                                                                           Bond
5 Years
 or less       112.7%  113.6%  115.2%  118.9%  122.3%   125.7%  135.5%  141.7%  148.3%   167.7%  189.2% 226.8%   226.8%     194.9%
Greater than
 5 Years       117.3   118.7   120.2   124.6   129.4    134.4   145.0   154.1  164.3    183.2   213.2  267.6    267.6       213.0
 but less
 than 10
 Years
More than
 10 Years      120.7   122.2   124.1   129.0   135.0    141.4   153.4   165.5   179.5    198.2   237.8  313.9    313.9      242.8
* Unrated securities will qualify as S&P Eligible Assets only up to an aggregate maximum of 10% of total assets.

               (B) Cash and Short Term Money Market Instruments: The S&P Discount Factor applied to short-term portfolio securities will be (A) 100%, so long as such portfolio securities mature or have a demand feature at par exercisable within 30 days or less and (B) 105.2%, for those portfolio securities which mature in 31 to 180 calendar days and 116.3% for those portfolio securities which mature in 181 to 360 calendar days. A S&P Discount Factor of 100% will be applied to cash.

               (C) U.S. Treasury Securities, including Treasury interest-only Strips and Treasury principal-only Strips, as set forth below:

                   52-week Treasury Bills*             107.5%
                   Two-Year Treasury Notes             112.1
                   Three-Year Treasury Notes           115.3
                   Five-Year Treasury Notes            119.4
                   10-Year Treasury Notes              127.7
                   30-Year Treasury Bonds              134.3
        * Treasury Bills with maturities of less than 52 weeks will be discounted at the appropriate short-term money market instrument levels. Treasury Bills that mature the next day are considered cash equivalents and are valued at 100%.

     Treasury Strips: Treasury interest-only Strips will apply the discount factor for the Treasury category set forth above following the maturity of the Treasury Strip, e.g., a Treasury interest-only Strip with a maturity of seven years will apply the discount factor for U.S. Treasury Securities with a 10-year maturity. Treasury principal-only Strips will apply the discount factor that is two categories greater than its maturity, e.g., a Treasury principal-only Strip with a maturity of seven years will apply the discount factor for U.S. Treasury Securities with a 30-year maturity.

               (D) Rule 144A Securities: The S&P Discount Factor applied to Rule 144A securities will be 120% of the S&P Discount Factor which would apply were the securities registered under the Securities Act.

               (E) Preferred stock as set forth below:

                                  Sinking Fund, Fixed-
                                   Rate, Perpetual or          Adjustable- or
                    Rating*           Floating-Rate             Auction-Rate
                    -------           -------------             ------------
                      AAA                 240%                      400%

                    * Either the preferred stock issuer or the preferred issue must have a rating of at least BBB.

               (F) Common stock: The S&P Discount Factor applied to Common stock will be as follows:

                            (i) If S&P Diversity I:

                    Issuer Size                     Discount Factor
                    -----------                    ---------------
                    Small Cap                          358.4%
                    Mid Cap                            264.6
                    Large Cap                          217.9

                           (ii) If S&P Diversity II:

                    Issuer Size                     Discount Factor
                    -----------                    ---------------
                    Small Cap                          232.0%
                    Mid Cap                            195.7
                    Large Cap                          173.9

               (G) Warrants: The S&P Discount Factor applied to Warrants will be as follows:

                            (i) If S&P Diversity I:

                    Maturity                         Rating Category
                    --------                         ---------------
                                                           CCC-
                    5 Years or less                    288.2%
                    Greater than 5 Years               380.4
                      but less than 10 Years
                    More than 10 Years                 516.1

                           (ii) If S&P Diversity II:

                    Maturity                         Rating Category
                    --------                         ---------------
                                                           CCC-
                    5 Years or less                    226.8%
                    Greater than 5 Years               267.6
                      but less than 10 Years
                    More than 10 Years                 313.9

               (H) Loans: The S&P Discount Factor applied to Loans will be as follows:

                            (i) if S&P Diversity I:

         Loan Type                                             Discount Factor
         ---------                                             ---------------

         Performing Loans priced above $.90                        117.8%
         Performing Loans price at $.90 and below                  125.5
         Distressed Loans priced above $.85                        154.1
         Distressed Loans priced at $.85 and below                 177.9

                           (ii) if S&P Diversity II:

         Loan Type                                             Discount Factor
         ---------                                             ---------------

         Performing Loans priced above $.90                        113.8%
         Performing Loans price at $.90 and below                  119.5
         Distressed Loans priced above $.85                        141.0
         Distressed Loans priced at $.85 and below                 157.7

               "S&P Eligible Assets" means

               (i) cash (including, for this purpose, interest and dividends due on assets rated (A) BBB or higher by S&P if the payment date is within five Business Days of the Valuation Date, (B) either A or higher by S&P if the payment date is within thirty days of the Valuation Date, and (C) either A+ or higher by S&P if the payment date is within the Exposure Period) and receivables for S&P Eligible Assets sold if the receivables is due within five Business Days of the Valuation Date, and if the trades which generated such receivables are (A) settled through clearing house firms with respect to which the Corporation has received prior written authorization from S&P or (B) (1) with counterparties having a S&P long-term debt rating of at least BBB- by S&P, if rated by S&P or, if not rated by S&P, then rated at least Baa3 by Moody's or (2) with counterparties having a S&P Short-Term Money Market Instrument rating of at least A-1 by S&P, if rated by S&P or, if not rated by S&P, then rated at least P-1 by Moody's;

               (ii) Short-Term Money Market Instruments so long as (A) such securities are issued by an institution, which, at the time of investment, is a permitted bank (including commercial paper issued by a corporation which complies with the applicable assumptions that follow) ("Permitted bank" means any bank, domestic or foreign, whose commercial paper is rated 'A-1+') provided, however, that short-term money market instruments with maturities of 30 days of less, invested in an institution rated 'A-1' may comprise up to 20% of eligible portfolio assets; Eurodollar deposits are eligible securities issued by a Permitted Bank through its head office and/or any branch whose sovereign rating is rated the same or higher than the issuing bank. In addition, Eurodollar deposits of a permitted bank may be deposited through its Cayman Islands branch, as long as the Cayman Islands branch operates under a "B Operating License," which must be verified by the bank;

               (iii) The discount factor for Short Term Money Market Instruments are as set forth below:

                    Maturity                               Rating Category
                    --------                               ---------------
                                                          A-1+           A-1
                    180 Days or less                     104.2%         102.8%
                    181 Days but less than 360 Days      113.3%         108.9%

               (iv) Rule 144A Securities, if (a) the securities are
                    underwritten, (b) the investor cannot negotiate terms or conduct due diligence with issuer (i.e., sold on a "take-it-or-leave-it" basis) (c) adhere to public bond market settlement conventions and (d) have mandatory registration rights;

               (v) preferred stock if (A) the preferred stock issuer has a senior rating from S&P of at least BBB or the preferred issue is rated at least BBB (in the case of Yankee preferred stock, the issuer is rated at least A by S&P, or the preferred issue is rated at least A by S&P, (B) the issuer, or, if the issuer is a special-purpose corporation, its parent, is listed on either the New York Stock Exchange or the American Stock Exchange or included in the Nasdaq National or Small Cap Market System; (C) the preferred stock is cumulative (except for Yankee preferred stock), has no attached warrants and has an initial issue size of at least $50 million (or the issuer must have issues of the same tenor of at least $50 million); (D) such preferred stock currently pays cash dividends denominated in U.S. dollars, and paid cash dividends consistently over the past three years, or, in the case of new preferred issuers without a dividend history, the issuer will have an A or higher senior or preferred stock rating from ; (E) the minimum market capitalization of the issuer is $500 million; (F) in the case of floating-rate preferred stock, holdings must be limited to stock with a dividend period of less than or equal to 49 days, except for a new issue, where the first dividend period may be up to 64 days, and the floating-rate preferred stock may not have been subject to a failed auction; (G) the total fair market value of adjustable-rate preferred stock held in the portfolio may not exceed 5% of S&P Eligible Assets; (H) the issuer may hold positions in a company's preferred stock of between U.S. $100,000 and $10,000,000, except for floating-rate preferred stock, where an auction may restrict the holder to a smaller position;

               (vi) common stock if (A) the issuer holds no more than the average weekly trading volume over the past month; (B) each stock must have a market capitalization of at least $100 million; and (C) the issuer may not hold any equity unless it has been listed on an exchange or traded for more than one year and one quarter, or 15 months (eligible stock exchanges are the New York Stock Exchange, American Stock Exchange, Philadelphia Stock Exchange, Boston Stock Exchange, Washington Stock Exchange, Midwest Stock Exchange, Pacific Stock Exchange, NASDAQ and National Market Quotations. Master limited partnerships or limited liability partnerships are ineligible.

               (vii) debt securities constituting Corporate Bonds if (A) they are not subject to extended settlement; (B) such securities are rated CCC-(senior) or higher by S&P or unrated by S&P subject to 10% maximum; and (C) such securities are not in default. In addition, bonds which are issued in connection with a reorganization under U.S. federal bankruptcy law ("Reorganization Bonds") will be considered Corporate Bonds constituting S&P Eligible Assets if (a) they are rated CCC or higher by S&P, (b) they provide for periodic payment of interest in cash in U.S. dollars; (c) they have been registered under the Securities Act or are restricted as to resale under federal securities laws but are eligible for trading under Rule 144A promulgated pursuant to the Securities Act as determined by the Corporation's adviser acting subject to the supervision of the Corporation's Board of Directors; (d) they were issued by a U.S. corporation; and (e) at the time of purchase at least one year had elapsed since the issuer's reorganization. Reorganization Bonds may also be considered Corporate Bonds constituting S&P Eligible Assets if they have been approved by S&P, which approval shall not be unreasonably withheld.

               (viii) In addition, portfolio holdings must meet the requirements of either S&P Diversity I or S&P Diversity II in order to be included in S&P Eligible Assets.

     In addition, debt securities constituting Corporate Bonds shall include debt obligations satisfying such other criteria established by S&P in its sole discretion and designated in writing to the Corporation.

     Where the Corporation sells an asset and agrees to repurchase such asset in the future the Discounted Value of such asset will constitute a S&P Eligible Asset and the amount the Corporation is required to pay upon repurchase of such asset will count as a liability for the purposes of the Preferred Shares Basic Maintenance Amount. Where the Corporation purchases an asset and agrees to sell it to a third party in the future, cash receivable by the Corporation thereby will constitute a S&P Eligible Asset if the long-term debt of such other party is rated at least A by S&P and at least A2 by Moody's and such agreement has a term of 30 days or less; otherwise the Discounted Value of such asset will constitute a S&P Eligible Asset. Notwithstanding the foregoing, an asset will not be considered a S&P Eligible Asset to the extent that it has been irrevocably deposited for the payment of (i)(A) through (i)(F) under the definition of Preferred Shares Basic Maintenance Amount or it is subject to any material lien mortgage, pledge, security interest or security agreement of any kind (collectively, "Liens"), except for (A) Liens which are being contested in good faith by appropriate proceedings and which S&P has indicated to the Corporation will not affect the status of such asset as a S&P Eligible Asset,
(B) Liens for taxes that are not then due and payable or that can be paid thereafter without penalty, (C) Liens to secure payment for services rendered or cash advanced to the Corporation by its investment adviser, the Corporation's custodian, transfer agent or registrar or the Auction Agent and (D) Liens by virtue of any repurchase agreement.

          "S&P Diversity I" means that the portfolio meets the following requirements:

          (A) The sum of the top 3 issuers will qualify as S&P Eligible Assets only up to an aggregate amount of 25% of total assets, each of the top 3 issuers will qualify as S&P Eligible Assets only up to an aggregate maximum of 10% of total assets, the remaining issuers will qualify as S&P Eligible Assets only up to an aggregate maximum of 5% of total assets.

          (B) The sum of the top 2 industries will qualify as S&P Eligible Assets only up to an aggregate maximum of 30% of total assets, each of the top 2 industries will qualify as S&P Eligible Assets only up to an aggregate maximum of 20% of total assets, the remaining industries will qualify as S&P Eligible Assets only up to an aggregate maximum of 10% of total assets.

          (C) The sum of warrants and equity will qualify as S&P Eligible Assets only up to an aggregate maximum of 7% of total assets.

          (D) Preferred stock will qualify as S&P Eligible Assets only up to aggregate maximum of 5% of total assets.

          (E) Warrants will qualify as S&P Eligible Assets only up to an aggregate maximum of 5% of total assets. Warrants qualify as S&P Eligible Assets only if they are not part of a bankruptcy or litigation and have a life of longer than one year.

          (F)  All S&P Eligible Assets must be US Dollar denominated.

          (G) Emerging Market securities will qualify as S&P Eligible Assets only up to an aggregate maximum of 5% of total assets.

          (H) [Bank Loans will qualify as S&P Eligible Assets only up to an aggregate maximum of 10% of total assets.]

          "S&P Diversity II" means that the portfolio meets the following requirements:

          (A) The sum of the top 3 issuers will qualify as S&P Eligible Assets only up to an aggregate maximum of 15% of total assets, each of the top 3 issuers will qualify as S&P Eligible Assets only up to an aggregate maximum of 5% of total assets, the remaining issuers will qualify as S&P Eligible Assets only up to an aggregate maximum of 3% of total assets

          (B) The sum of the top 2 industries will qualify as S&P Eligible Assets only up to an aggregate maximum of 20% of total assets, each of the top 2 industries will qualify as S&P Eligible Assets only up to an aggregate maximum of 10% of total assets, the remaining industries will qualify as S&P Eligible Assets only up to an aggregate maximum of 5% of total assets.

          (C) The sum of warrants and equity will qualify as S&P Eligible Assets only up to an aggregate maximum of 5% of total assets.

          (D) Preferred stock will qualify as S&P Eligible Assets only up to an aggregate maximum of 5% total assets.

          (E) Warrants will qualify as S&P Eligible Assets only up to an aggregate maximum of 5% total assets. Warrants qualify as S&P Eligible Assets only if they are not part of a bankruptcy or litigation and have a life of longer than one year.

          (F)  All S&P Eligible Assets must be US Dollar denominated.

          (G) Emerging Market securities will qualify as S&P Eligible Assets only up to an aggregate maximum of 5% of total assets.

          (H) [Bank Loans will qualify as S&P Eligible Assets only up to an aggregate maximum of 10% of total assets.]

          "S&P Industry Classification" means, for the purposes of determining S&P Eligible Assets, each of the following industry classifications (or such other classifications as S&P may from time to time approve for application to the Preferred Shares:

     1. Aerospace and Defense: Aircraft manufacturer/components, Arms and ammunition

     2.   Air transport

     3.   Automotive: Manufacturers, Parts and Equipment, Tire and Rubber

     4.   Beverage and Tobacco

     5.   Broadcast Radio and Television

     6.   Brokers/Dealers/Investment Houses

     7.   Building and Development: Builders, Land Development/Real Estate,
          REITs

     8.   Business Equipment and Services: Graphic Arts, Office
          Equipment/Computers, Data Processing Service Bureaus, Computer
          Software

     9.   Cable and Satellite Television

     10.  Chemical/Plastics: Coatings/Paints/Varnishes

     11.  Clothing/Textiles

     12.  Conglomerates

     13.  Containers and Glass Products

     14.  Cosmetic/Toiletries

     15.  Drugs

     16.  Ecological Services and Equipment: Waste Disposal Services and
          Equipment

     17.  Electronics/Electric

     18. Equipment Leasing: Auto Leasing/Rentals, Commercial Equipment Leasing, Data Processing Equipment Service/Leasing

     19.  Farming/Agriculture: Agricultural Products and Equipment, Fertilizers

     20.  Financial Intermediaries: Bank/Thrifts, Finance Companies

     21.  Food/Drug Retailers

     22.  Food Products

     23.  Food Service: Food Service/Restaurants, Vending

     24.  Forest Products: Building Materials, Paper Products/Containers

     25.  Health Care

     26.  Home Furnishings: Appliances, Furniture and Fixtures, Housewares

     27.  Lodging and Casinos

     28. Industrial Equipment: Machinery, Manufacturing/Industrial, Specialty Instruments

     29.  Insurance

     30.  Leisure Goods/Activities/Movies

     31. Nonferrous Metals/Minerals: Aluminum Producers, Mining (including coal), Other Metal/Mineral Producers

     32.  Oil and Gas: Producers/Refiners, Gas Pipelines

     33.  Publishing

     34.  Rail Industries: Railroads, Rail Equipment

     35.  Retailers (except food and drug)

     36.  Steel

     37.  Surface Transport: Shipping/Shipbuilding, Trucking

     38.  Telecommunications/Cellular Communications

     39.  Utilities: Electric, Local Gas, Water

          Without amending these Articles Supplementary and to the extent permitted by Maryland law, the S&P Industry Classifications applicable with respect to the Corporation may be changed from those set forth in these Articles Supplementary to other S&P Industry Classifications recognized by S&P if the Board of Directors of the Corporation determines and S&P advises the Corporation in writing that the change will not adversely affect its then-current rating of the Preferred Shares.

          The Corporation shall use its discretion in determining which industry classification is applicable to a particular investment.

          "S&P Rating" means with respect to a S&P Eligible Asset with a public rating by S&P, such S&P rating; and with respect to a S&P Eligible Asset without a public rating by S&P but with a public rating by Moody's, which is specified below, the S&P rating set forth opposite the applicable Moody's rating specified below:

              Moody's Rating                    Mapped S&P Rating
              --------------                    -----------------
              Aaa                               AA+
              Aa1                               AA
              Aa2                               AA-
              Aa3                               A+
              A1                                A
              A2                                A-
              A3                                BBB+
              Baa1                              BBB
              Baa2                              BBB-
              Baa3                              BB+
              Ba1                               BB-
              Ba2                               B+
              Ba3                               B
              B1                                B-
              B2                                CCC+
              B3                                CCC
              Caa                               CCC-
              NR or Below Caa                   NR
              ---------------------------------------------------------

          "Securities Act" means the Securities Act of 1933, as amended.

          "Securities Depository" means The Depository Trust Company and its successors and assigns or any successor securities depository selected by the Corporation that agrees to follow the procedures required to be followed by such securities depository in connection with the Preferred Shares.

          "Sell Order" has the meaning set forth in Section 2(b) of Part II of these Articles Supplementary.

          "Short-Term Money Market Instrument" means the following types of instruments if, on the date of purchase or other acquisition thereof by the Corporation, the remaining term to maturity thereof is not in excess of 180 days:

               (i) commercial paper rated A-1 if such commercial paper matures in 30 days or A-1+ if such commercial paper matures in over 30 days;

               (ii) demand or time deposits in, and banker's acceptances and certificates of deposit of (A) a depository institution or trust company incorporated under the laws of the United States of America or any state thereof or the District of Columbia or (B) a United States branch office or agency of a foreign depository institution (provided that such branch office or agency is subject to banking regulation under the laws of the United States, any state thereof or the District of Columbia);

               (iii) overnight funds; and

               (iv) U.S. Government Securities.

          "Special Dividend Period" means a Dividend Period that is not a Standard Dividend Period.

          "Specific Redemption Provisions" means, with respect to any Special Dividend Period of more than one year, either, or any combination of (i) a period (a "Non-Call Period") determined by the Board of Directors after consultation with the Broker-Dealers, during which the shares subject to such Special Dividend Period are not subject to redemption at the option of the Corporation pursuant to Section 3(a)(i) and/or Section 3(a)(ii) and/or 3(a)(iii) of Part I of these Articles Supplementary and (ii) a period (a "Premium Call Period"), consisting of a number of whole years as determined by the Board of Directors after consultation with the Broker-Dealers, during each year of which the shares subject to such Special Dividend Period shall be redeemable at the Corporation's option pursuant to Section 3(a)(i) and/or in connection with any mandatory redemption pursuant to Section 3(a)(ii) and/or 3(a)(iii) at a price per share equal to the Liquidation Value plus accumulated but unpaid dividends (whether or not earned or declared) plus a premium expressed as a percentage or percentages of the Liquidation Value or expressed as a formula using specified variables as determined by the Board of Directors after consultation with the Broker-Dealers.

          "Standard Dividend Period" means a Dividend Period of seven days, unless such seventh day is not a Business Day, then the number of days ending on the Business Day next preceding such seventh day.

          "Submission Deadline" means 1:00 p.m., New York City time, on any Auction Date or such other time on any Auction Date by which Broker-Dealers are required to submit Orders to the Auction Agent as specified by the Auction Agent from time to time.

          "Transfer Agent" means Bankers Trust Company, unless and until another entity appointed by a resolution of the Board of Directors enters into an agreement with the Corporation to serve as Transfer Agent.

          "Treasury Index Rate" means the average yield to maturity for actively traded marketable U.S. Treasury fixed interest rate securities having the same number of 30-day periods to maturity as the length of the applicable Dividend Period, determined, to the extent necessary, by linear interpolation based upon the yield for such securities having the next shorter and next longer number of 30-day periods to maturity treating all Dividend Periods with a length greater than the longest maturity for such securities as having a length equal to such longest maturity, in all cases based upon data set forth in the most recent weekly statistical release published by the Board of Governors of the Federal Reserve System (currently in H.15 (519)); provided, however, if the most recent such statistical release shall not have been published during the 15 days preceding the date of computation, the foregoing computations shall be based upon the average of comparable data as quoted to the Corporation by at least three recognized dealers in U.S. Government securities selected by the Corporation.

          "U.S. Government Securities" means direct obligations of the United States or by its agencies or instrumentalities that are entitled to the full faith and credit of the United States and that, other than United States Treasury Bills, provide for the periodic payment of interest and the full payment of principal at maturity or call for redemption.

          "Valuation Date" means the last Business Day of each week, or such other date as the Corporation and Rating Agencies may agree to for purposes of determining the Preferred Shares Basic Maintenance Amount.

          "Volatility Factor" means 2.28, or such other number as determined by S&P from time to time.

          "Voting Period" has the meaning set forth in Section 6(b) of Part I of these Articles Supplementary.

          "Winning Bid Rate" has the meaning set forth in Section 4(a)(iii) of
Part II of these Articles Supplementary.

          "Zero-Coupon Securities" means bonds that do not provide for the periodic payment of interest.

     18. Interpretation. References to sections, subsections, clauses, sub-clauses, paragraphs and subparagraphs are to such sections, subsections, clauses, sub-clauses, paragraphs and subparagraphs contained in this Part I or
Part II hereof, as the case may be, unless specifically identified otherwise.

                           PART 2: AUCTION PROCEDURES

     1. CERTAIN DEFINITIONS. As used in Part II of these terms of the Preferred Shares, the following terms shall have the following meanings, unless the context otherwise requires and all section references below are to Part II hereof except as otherwise indicated: Capitalized terms not defined in Section 1 of Part II of these terms of the Preferred Shares shall have the respective meanings specified in Part I hereof.

          "Agent Member" means a member of or participant in the Securities Depository that will act on behalf of a Bidder.

          "Available Preferred Shares" has the meaning set forth in Section 4(a)(i) of Part II of these Articles Supplementary.

          "Existing Holder" means (a) a person who beneficially owns those Preferred Shares listed in that person's name in the records of the Auction Agent or (b) the beneficial owner of those Preferred Shares which are listed under such person's Broker-Dealer's name in the records of the Auction Agent, which Broker-Dealer shall have signed a Master Purchaser's Letter.

          "Hold Order" has the meaning set forth in Section 2(a)(ii) of Part II of these Articles Supplementary.

          "Master Purchaser's Letter" means a letter which is required to be executed by each prospective purchaser of Preferred Shares or the Broker-Dealer through whom such shares will be held.

          "Order" has the meaning set forth in Section 2(a)(ii) of Part II of these Articles Supplementary.

          "Potential Beneficial Owner or Holder," means (1) any Existing Holder who may be interested in acquiring additional Preferred Shares or (ii) any other person who may be interested in acquiring Preferred Shares and who has signed a Master Purchaser's Letter or whose shares will be listed under such person's Broker-Dealer's name on the records of the Auction Agent which Broker-Dealer shall have executed a Master Purchaser's Letter.

          "Sell Order" has the meaning set forth in Section 2(b) of Part II of these Articles Supplementary.

          "Submitted Bid Order" has the meaning set forth in Section 4(a) of
Part II of these Articles Supplementary.

          "Submitted Hold Order" has the meaning set forth in Section 4(a) of
Part II of these Articles Supplementary.

          "Submitted Order" has the meaning set forth in Section 4(a) of Part II of these Articles Supplementary.

          "Submitted Sell Order" has the meaning set forth in Section 4(a) of
Part II of these Articles Supplementary.

          "Sufficient Clearing Orders" means that all Preferred Shares are the subject of Submitted Hold Orders or that the number of Preferred Shares that are the subject of Submitted Buy Orders by Potential Holders specifying one or more rates equal to or less than the Maximum Rate exceeds or equals the sum of (A) the number of Preferred Shares that are subject of Submitted Hold/Sell Orders by Existing Holders specifying one or more rates higher than the Maximum Applicable Rate and (B) the number of Preferred Shares that are subject to Submitted Sell Orders.

          "Winning Bid Rate" means the lowest rate specified in the Submitted Orders which, if (A) each Submitted Hold/Sell Order from Existing Holders specifying such lowest rate and all other Submitted Hold/Sell Orders from Existing Holders specifying lower rates were accepted and (B) each Submitted Buy Order from Potential Holders specifying such lowest rate and all other Submitted Buy Orders from Potential Holders specifying lower rates were accepted, would result in the Existing Holders described in clause (A) above continuing to hold an aggregate number of Preferred Shares which, when added to the number of Preferred Shares to be purchased by the Potential Holders described in clause
(B) above and the number of Preferred Shares subject to Submitted Hold Orders, would be equal to the number of Preferred Shares.

     2. Orders.

          (a) On or prior to the Submission Deadline on each Auction Date with respect to the Preferred Shares:

               (i) each Beneficial Owner of shares Preferred Shares may submit to its Broker-Dealer by telephone or otherwise information as to:

               (A) the number of Outstanding shares, if any, of Preferred Shares held by such Beneficial Owner which such Beneficial Owner desires to continue to hold without regard to the Applicable Rate for the next succeeding Dividend Period;

               (B) the number of Outstanding shares, if any, of Preferred Shares held by such Beneficial Owner which such Beneficial Owner offers to sell if the Applicable Rate for the next succeeding Dividend Period shall be less than the rate per annum specified by such Beneficial Owner; and/or

               (C) the number of Outstanding shares, if any, of Preferred Shares held by such Beneficial Owner which such Beneficial Owner offers to sell without regard to the Applicable Rate for the next succeeding Dividend Period; and

               (ii) each Broker-Dealer, using lists of Potential Beneficial Owners' shall, in good faith for the purpose of conducting a competitive Auction in a commercially reasonable manner, contact Potential Beneficial Owners (by telephone or otherwise), including Persons that are not Beneficial Owners, on such lists to determine the number of shares, if any, of Preferred Shares which each such Potential Beneficial Owner offers to purchase if the Applicable Rate for the Preferred Shares for the next succeeding Dividend Period of Preferred Shares shall not be less than the rate per annum specified by such Potential Beneficial Owner.

               For the purposes hereof, the communication by a Beneficial Owner or Potential Beneficial Owner to a Broker-Dealer, or by a Broker-Dealer to the Auction Agent, of information referred to in clause (i)(A), (i)(B), (i)(C) or
(ii) of this paragraph (a) is hereinafter referred to as an "Order" and collectively as "Orders" and each Beneficial Owner and each Potential Beneficial Owner placing an Order with a Broker-Dealer, and such Broker-Dealer placing an Order with the Auction Agent, is hereinafter referred to as a "Bidder" and collectively as "Bidders"; an Order containing the information referred to in clause (i)(A) of this paragraph (a) is hereinafter referred to as a "Hold Order" and collectively as "Hold Orders"; an Order containing the information referred to in clause (i)(B) or (ii) of this paragraph (a) is hereinafter referred to as a "Bid" and collectively as "Bids"; and an Order containing the information referred to in clause (i)(C) of this paragraph (a) is hereinafter referred to as a "Sell Order" and collectively as "Sell Orders."

          (b) (i) A Bid by a Beneficial Owner or an Existing Holder of shares of Preferred Shares subject to an Auction on any Auction Date shall constitute an irrevocable offer to sell:

               (A) the number of Outstanding shares of Preferred Shares specified in such Bid if the Applicable Rate determined on such Auction Date shall be less than the rate specified therein;

               (B) such number or a lesser number of Outstanding shares of Preferred Shares to be determined as set forth in clause (iv) of paragraph (a) of Section 5 of this Part II if the Applicable Rate determined on such Auction Date shall be equal to the rate specified therein; or

               (C) the number of Outstanding shares of Preferred Shares specified in such Bid if the rate specified therein shall be higher than the Maximum Rate, or such number or a lesser number of Outstanding shares to be determined as set forth in clause (iii) of paragraph (b) of Section 5 of this
Part II if the rate specified therein shall be higher than the Maximum Rate and Sufficient Clearing Bids do not exist.

               (ii) A Sell Order by a Beneficial Owner or an Existing Holder of shares of Preferred Shares subject to an Auction on any Auction Date shall constitute an irrevocable offer to sell:

               (A) the number of Outstanding shares of Preferred Shares specified in such Sell Order; or

               (B) such number or a lesser number of Outstanding shares of Preferred Shares as set forth in clause (iii) of paragraph (b) of Section 5 of this Part II if Sufficient Clearing Bids do not exist;

               PROVIDED, HOWEVER, that a Broker-Dealer that is an Existing Holder with respect to shares of Preferred Shares shall not be liable to any Person for failing to sell such shares pursuant to a Sell Order described in the proviso to paragraph (c) of Section 3 of this Part II if (1) such shares were transferred by the Beneficial Owner thereof without compliance by such Beneficial Owner or its transferee Broker-Dealer (or other transferee person, if permitted by the Corporation) with the provisions of Section 6 of this Part II or (2) such Broker-Dealer has informed the Auction Agent pursuant to the terms of its Broker-Dealer Agreement that, according to such Broker-Dealer's records, such Broker-Dealer believes it is not the Existing Holder of such shares.

               (iii) A Bid by a Potential Holder of shares of Preferred Shares subject to an Auction on any Auction Date shall constitute an irrevocable offer to purchase:

               (A) the number of Outstanding shares specified in such Bid if the Applicable Rate for shares of Preferred Shares determined on such Auction Date shall be higher than the rate specified therein; or

               (B) such number or a lesser number of Outstanding shares of Preferred Shares as set forth in clause (v) of paragraph (a) of Section 5 of this Part II if the Applicable Rate determined on such Auction Date shall be equal to the rate specified therein.

          (c) No Order for any number of Preferred Shares other than whole shares shall be valid.

     3. Submission of Orders by Broker-Dealers to Auction Agent.

          (a) Each Broker-Dealer shall submit in writing to the Auction Agent prior to the Submission Deadline on each Auction Date all Orders for Preferred Shares subject to an Auction on such Auction Date obtained by such Broker-Dealer, designating itself (unless otherwise permitted by the Corporation) as an Existing Holder in respect of shares subject to Orders submitted or deemed submitted to it by Beneficial Owners and as a Potential Holder in respect of shares subject to Orders submitted to it by Potential Beneficial Owners, and shall specify with respect to each Order for such shares:

               (i) the name of the Bidder placing such Order (which shall be the Broker-Dealer unless otherwise permitted by the Corporation);

               (ii) the aggregate number of shares of Preferred Shares that are the subject of such Order;

               (iii) to the extent that such Bidder is an Existing Holder of shares of Preferred Shares:

               (A) the number, if any, of Preferred Shares subject to any Hold Order of such Existing Holder;

               (B) the number, if any, of Preferred Shares subject to any Bid of such Existing Holder and the rate specified in such Bid; and

               (C) the number, if any, of Preferred Shares subject to any Sell Order of such Existing Holder; and

               (iv) to the extent such Bidder is a Potential Holder of Preferred Shares, the rate and number of Preferred Shares specified in such Potential Holder's Bid.

          (b) If any rate specified in any Bid contains more than three figures to the right of the decimal point, the Auction Agent shall round such rate up to the next highest one thousandth (.001) of 1%.

          (c) If an Order or Orders covering all of the Outstanding
Preferred Shares held by any Existing Holder is not submitted to the Auction Agent prior to the Submission Deadline, the Auction Agent shall deem a Hold Order to have been submitted by or on behalf of such Existing Holder covering the number of Outstanding Preferred Shares held by such Existing
Holder and not subject to Orders submitted to the Auction Agent; provided, however, that if an Order or Orders covering all of the Outstanding
Preferred Shares held by any Existing Holder is not submitted to the Auction Agent prior to the Submission Deadline for an Auction relating to a Special Dividend Period consisting of more than [seven] Dividend Period days, the Auction Agent shall deem a Sell Order to have been submitted by or on behalf of such Existing Holder covering the number of outstanding shares of Preferred Shares held by such Existing Holder and not subject to Orders submitted to the Auction Agent.

          (d) If one or more Orders of an Existing Holder is submitted to the Auction Agent covering in the aggregate more than the number of Outstanding Preferred Shares subject to an Auction held by such Existing Holder, such Orders shall be considered valid in the following order of priority:

               (i) all Hold Orders for Preferred Shares shall be considered valid, but only up to and including in the aggregate the number of Outstanding Preferred Shares held by such Existing Holder, and if the number of Preferred Shares subject to such Hold Orders exceeds the number of Outstanding Preferred Shares held by such Existing Holder, the number of shares subject to each such Hold Order shall be reduced pro rata to cover the number of Outstanding Preferred Shares held by such Existing Holder;

               (ii) (A) any Bid for Preferred Shares shall be considered valid up to and including the excess of the number of Outstanding Preferred Shares held by such Existing Holder over the number Outstanding Preferred Shares subject to any Hold Orders referred to in clause (i) above;

               (B) subject to subclause (A), if more than one Bid of an Existing Holder for Preferred Shares is submitted to the Auction Agent with the same rate and the number of Outstanding Preferred Shares subject to such Bids is greater than such excess, such Bids shall be considered valid up to and including the amount of such excess, and the number of Preferred
Shares subject to each Bid with the same rate shall be reduced pro rata to cover the number of Preferred Shares equal to such excess;

               (C) subject to subclauses (A) and (B), if more than one Bid of an Existing Holder for Preferred Shares is submitted to the Auction Agent with different rates, such Bids shall be considered valid in the ascending order of their respective rates up to and including the amount of such excess; and

               (D) in any such event, the number, if any, of such Outstanding shares of Preferred Shares subject to any portion of Bids considered not valid in whole or in part under this clause (ii) shall be treated as the subject of a Bid for Preferred Shares by or on behalf of a Potential Holder at the rate therein specified; and

               (iii) all Sell Orders for Preferred Shares shall be considered valid up to and including the excess of the number of Outstanding Preferred Shares held by such Existing Holder over the sum of Preferred Shares subject to valid Hold Orders referred to in clause (i) above and valid Bids referred to in clause (ii) above.

          (e) If more than one Bid for one or more Preferred Shares is submitted to the Auction Agent by or on behalf of any Potential Holder, each such Bid submitted shall be a separate Bid with the rate and number of shares therein specified.

          (f) Any Order submitted by a Beneficial Owner or a Potential Beneficial Owner to its Broker-Dealer, or by a Broker-Dealer to the Auction Agent, prior to the Submission Deadline on any Auction Date, shall be irrevocable.

     4. Determination of Sufficient Clearing Bids, Winning Bid Rate and Applicable Rate.

          (a) Not earlier than the Submission Deadline on each Auction Date for Preferred Shares, the Auction Agent shall assemble all valid Orders submitted or deemed submitted to it by the Broker-Dealers in respect of Preferred Shares (each such Order as submitted or deemed submitted by a Broker-Dealer being hereinafter referred to individually as a "Submitted Hold Order," a "Submitted Bid" or a "Submitted Sell Order," as the case may be, or as a "Submitted Order" and collectively as "Submitted Hold Orders," "Submitted Bids" or "Submitted Sell Orders," as the case may be, or as "Submitted Orders") and shall determine:

               (i) the excess of the number of Outstanding Preferred Shares over the number of Outstanding Preferred Shares subject to Submitted Hold Orders (such excess being hereinafter referred to as the "Available Preferred Shares");

               (ii) from the Submitted Orders for Preferred Shares whether:

               (A) the number of Outstanding Preferred Shares subject to Submitted Bids of Potential Holders specifying one or more rates equal to or lower than the Maximum Rate (for all Dividend Periods) for Preferred
Shares; exceeds or is equal to the sum of

               (B) the number of Outstanding Preferred Shares subject to Submitted Bids of Existing Holders specifying one or more rates higher than the Maximum Rate (for all Dividend Periods) for Preferred Shares; and

               (C) the number of Outstanding Preferred Shares subject to Submitted Sell Orders (in the event such excess or such equality exists (other than because the number of Preferred Shares in subclauses (B) and (C) above is zero because all of the Outstanding Preferred Shares are subject to Submitted Hold Orders), such Submitted Bids in subclause (A) above being hereinafter referred to collectively as "Sufficient Clearing Bids" for Preferred Shares); and

               (iii) if Sufficient Clearing Bids for Preferred Shares exist, the lowest rate specified in such Submitted Bids (the "Winning Bid Rate" for Preferred Shares) which if:

               (A) (I) each such Submitted Bid of Existing Holders specifying such lowest rate and (II) all other such Submitted Bids of Existing Holders specifying lower rates were rejected, thus entitling such Existing Holders to continue to hold the Preferred Shares that are subject to such Submitted Bids; and

               (B) (I) each such Submitted Bid of Potential Holders specifying such lowest rate and (II) all other such Submitted Bids of Potential Holders specifying lower rates were accepted; would result in such Existing Holders described in subclause (A) above continuing to hold an aggregate number of Outstanding Preferred Shares which, when added to the number of Outstanding Preferred Shares to be purchased by such Potential Holders described in subclause (B) above, would equal not less than the Available Preferred Shares.

          (b) Promptly after the Auction Agent has made the determinations pursuant to paragraph (a) of this Section 4, the Auction Agent shall advise the Corporation of the Maximum Rate for Preferred Shares for which an Auction is being held on the Auction Date and, based on such determination, the Applicable Rate for Preferred Shares for the next succeeding Dividend
Period thereof as follows:

               (i) if Sufficient Clearing Bids for Preferred Shares exist, that the Applicable Rate for all Preferred Shares for the next succeeding Dividend Period thereof shall be equal to the Winning Bid Rate for Preferred Shares so determined;

               (ii) if Sufficient Clearing Bids for Preferred Shares do not exist (other than because all of the Outstanding Preferred Shares are subject to Submitted Hold Orders), that the Applicable Rate for all Preferred Shares for the next succeeding Dividend Period thereof shall be equal to the Maximum Rate for Preferred Shares; or

               (iii) if all of the Outstanding Preferred Shares are subject to Submitted Hold Orders, that the Applicable Rate for all Preferred Shares for the next succeeding Dividend Period thereof shall be the All Hold Rate.

     5. Acceptance and Rejection of Submitted Bids and Submitted Sell Orders and Allocation.

     Existing Holders shall continue to hold the Preferred Shares that are subject to Submitted Hold Orders, and, based on the determinations made pursuant to paragraph (a) of Section 4 of this Part II, the Submitted Bids and Submitted Sell Orders shall be accepted or rejected by the Auction Agent and the Auction Agent shall take such other action as set forth below:

          (a) If Sufficient Clearing Bids for Preferred Shares have been made, all Submitted Sell Orders with respect to Preferred Shares shall be accepted and, subject to the provisions of paragraphs (d) and (e) of this Section 5, Submitted Bids with respect to shares of Preferred Shares shall be accepted or rejected as follows in the following order of priority and all other Submitted Bids with respect to Preferred Shares shall be rejected:

               (i) Existing Holders' Submitted Bids for Preferred
Shares specifying any rate that is higher than the Winning Bid Rate for Preferred Shares shall be accepted, thus requiring each such Existing Holder to sell the Preferred Shares subject to such Submitted Bids;

               (ii) Existing Holders' Submitted Bids for Preferred
Shares specifying any rate that is lower than the Winning Bid Rate for Preferred Shares shall be rejected, thus entitling each such Existing Holder to continue to hold the Preferred Shares subject to such Submitted Bids;

               (iii) Potential Holders' Submitted Bids for Preferred Shares specifying any rate that is lower than the Winning Bid Rate for Preferred Shares shall be accepted;

               (iv) each Existing Holder's Submitted Bid for Preferred
Shares specifying a rate that is equal to the Winning Bid Rate for Preferred Shares shall be rejected, thus entitling such Existing Holder to continue to hold the Preferred Shares subject to such Submitted Bid, unless the number of Outstanding Preferred Shares subject to all such Submitted Bids shall be greater than the number of Preferred Shares ("remaining shares") in the excess of the Available Preferred Shares over the number of Preferred Shares subject to Submitted Bids described in clauses (ii) and (iii) of this paragraph
(a), in which event such Submitted Bid of such Existing Holder shall be rejected in part, and such Existing Holder shall be entitled to continue to hold Preferred Shares subject to such Submitted Bid, but only in an amount equal to the Preferred Shares obtained by multiplying the number of remaining shares by a fraction, the numerator of which shall be the number of Outstanding Preferred Shares held by such Existing Holder subject to such Submitted Bid and the denominator of which shall be the aggregate number of Outstanding Preferred Shares subject to such Submitted Bids made by all such Existing Holders that specified a rate equal to the Winning Bid Rate for Preferred Shares;
and

          (v) each Potential Holder's Submitted Bid for Preferred Shares specifying a rate that is equal to the Winning Bid Rate for Preferred Shares shall be accepted but only in an amount equal to the number of Preferred Shares obtained by multiplying the number of shares in the excess of the Available Preferred Shares over the number of Preferred Shares subject to Submitted Bids described in clauses (ii) through (iv) of this paragraph (a) by a fraction, the numerator of which shall be the number of Outstanding Preferred Shares subject to such Submitted Bid and the denominator of which shall be the aggregate number of Outstanding Preferred Shares subject to such Submitted Bids made by all such Potential Holders that specified a rate equal to the Winning Bid Rate for Preferred Shares.

          (b) If Sufficient Clearing Bids for Preferred Shares have not been made (other than because all of the Outstanding Preferred Shares are subject to Submitted Hold Orders), subject to the provisions of paragraph (d) of this
Section 5, Submitted Orders for Preferred Shares shall be accepted or rejected as follows in the following order of priority and all other Submitted Bids for Preferred Shares shall be rejected:

               (i) Existing Holders' Submitted Bids for Preferred
Shares specifying any rate that is equal to or lower than the Maximum Rate for Preferred Shares shall be rejected, thus entitling such Existing
Holders to continue to hold the Preferred Shares subject to such Submitted Bids;

               (ii) Potential Holders' Submitted Bids for Preferred
Shares specifying any rate that is equal to or lower than the Maximum Rate for Preferred Shares shall be accepted; and

               (iii) Each Existing Holder's Submitted Bid for Preferred Shares specifying any rate that is higher than the Maximum Rate for Preferred Shares and the Submitted Sell Orders for Preferred Shares of each Existing Holder shall be accepted, thus entitling each Existing Holder that submitted or on whose behalf was submitted any such Submitted Bid or Submitted Sell Order to sell the Preferred Shares subject to such Submitted Bid or Submitted Sell Order, but in both cases only in an amount equal to the number of shares of Preferred Shares obtained by multiplying the number of Preferred Shares subject to Submitted Bids described in clause (ii) of this paragraph (b) by a fraction, the numerator of which shall be the number of Outstanding Preferred Shares held by such Existing Holder subject to such Submitted Bid or Submitted Sell Order and the denominator of which shall be the aggregate number of Outstanding Preferred Shares subject to all such Submitted Bids and Submitted Sell Orders.

          (c) If all of the Outstanding Preferred Shares are subject to Submitted Hold Orders, all Submitted Bids for Preferred Shares shall be rejected.

          (d) If, as a result of the procedures described in clause (iv) or (v) of paragraph (a) or clause (iii) of paragraph (b) of this Section 5, any Existing Holder would be entitled or required to sell, or any Potential Holder would be entitled or required to purchase, a fraction of a share of Preferred Shares on any Auction Date, the Auction Agent shall, in such manner as it shall determine in its sole discretion, round up or down the number of Preferred Shares to be purchased or sold by any Existing Holder or Potential Holder on such Auction Date as a result of such procedures so that the number of shares so purchased or sold by each Existing Holder or Potential Holder on such Auction Date shall be whole Preferred Shares.

               (e) If, as a result of the procedures described in clause (v) of paragraph (a) of this Section 5 any Potential Holder would be entitled or required to purchase less than a whole Preferred Share on any Auction Date, the Auction Agent shall, in such manner as it shall determine in its sole discretion, allocate Preferred Shares for purchase among Potential Holders so that only whole Preferred Shares are purchased on such Auction Date as a result of such procedures by any Potential Holder, even if such allocation results in one or more Potential Holders not purchasing Preferred Shares on such Auction Date.

               (f) Based on the results of each Auction for Preferred Shares, the Auction Agent shall determine the aggregate number of Preferred Shares to be purchased and the aggregate number of Preferred Shares to be sold by Potential Holders and Existing Holders and, with respect to each Potential Holder and Existing Holder, to the extent that such aggregate number of shares to be purchased and such aggregate number of shares to be sold differ, determine to which other Potential Holder(s) or Existing Holder(s) they shall deliver, or from which other Potential Holder(s) or Existing Holder(s) they shall receive, as the case may be, Preferred Shares. Notwithstanding any provision of the Auction Procedures or the Settlement Procedures to the contrary, in the event an Existing Holder or Beneficial Owner of Preferred Shares with respect to whom a Broker-Dealer submitted a Bid to the Auction Agent for such shares that was accepted in whole or in part, or submitted or is deemed to have submitted a Sell Order for such shares that was accepted in whole or in part, fails to instruct its Agent Member to deliver such shares against payment therefor, partial deliveries of Preferred Shares that have been made in respect of Potential Holders' or Potential Beneficial Owners' Submitted Bids for Preferred Shares that have been accepted in whole or in part shall constitute good delivery to such Potential Holders and Potential Beneficial Owners.

          (g) Neither the Corporation nor the Auction Agent nor any affiliate of either shall have any responsibility or liability with respect to the failure of an Existing Holder, a Potential Holder, a Beneficial Owner, a Potential Beneficial Owner or its respective Agent Member to deliver Preferred Shares or to pay for Preferred Shares of any shares sold or purchased pursuant to the Auction Procedures or otherwise.

     6. Transfer of Preferred Shares.

     Unless otherwise permitted by the Corporation, a Beneficial Owner or an Existing Holder may sell, transfer or otherwise dispose of Preferred Shares only in whole shares and only pursuant to a Bid or Sell Order placed with the Auction Agent in accordance with the procedures described in this Part II or to a Broker-Dealer; provided, however, that (a) a sale, transfer or other disposition of Preferred Shares from a customer of a Broker-Dealer who is listed on the records of that Broker-Dealer as the holder of such shares to that Broker-Dealer or another customer of that Broker-Dealer shall not be deemed to be a sale, transfer or other disposition for purposes of this Section 6 if such Broker-Dealer remains the Existing Holder of the shares so sold, transferred or disposed of immediately after such sale, transfer or disposition and (b) in the case of all transfers other than pursuant to Auctions, the Broker-Dealer (or other Person, if permitted by the Corporation) to whom such transfer is made shall advise the Auction Agent of such transfer.

               SECOND: The Preferred Shares have been classified and designated by the Board of Directors under the authority contained in the Charter.

               THIRD: These Articles Supplementary have been approved by the Board of Directors in the manner and by the vote required by law.

               FOURTH: The undersigned President of the Corporation acknowledges these Articles Supplementary to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned President acknowledges that, to the best of her knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.


                  [Remainder of page intentionally left blank]

     IN WITNESS WHEREOF, CNA INCOME SHARES, INC. has caused these presents to be signed in its name and on its behalf by its President and its corporate seal to be hereunder affixed and attested by its Secretary on this ____ day of July, 2001.


                                        CNA INCOME SHARES, INC.


                                        By:
                                            ------------------------------[SEAL]
                                            President

ATTEST:


------------------------------
Secretary